SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM SB-2/A
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                             (Amendment Number7)
                             --------------------


                         INTERNATIONAL TRAVEL CD'S, INC.
    --------------------------------------------------------------------
            (Exact name of registrant as specified on its charter)


        COLORADO                      7299                  84-1553046
-------------------------       -----------------      ------------------
(State or jurisdiction of       (Primary Standard       (I.R.S. Employer
    incorporation or                Industrial         Identification No.)
      organization)                Classification
                                    Code Number)


2 N. Cascade Avenue, Suite 1100, Colorado Springs, CO  80903, (719) 381-1728
----------------------------------------------------------------------------
      (Address and telephone number of principal executive offices)


Joshua N. Wolcott, 1357 S. Josephine Street, Denver, CO 80210, (303) 733-3484
-----------------------------------------------------------------------------
        (Name, address and telephone number of agent for service)


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   [X]
___________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

                                                             PROPOSED
                                          PROPOSED           MAXIMUM
TITLE OF EACH                             MAXIMUM            AGGREGATE    AMOUNT OF
CLASS OF SECURITIES     AMOUNT TO BE      OFFERING PRICE     OFFERING     REGISTRATION
TO BE REGISTERED        REGISTERED        PER SHARE (1)      PRICE(1)     FEE(1)
-------------------     --------------    --------------     ---------    ------------
common stock,
 $.001 par value
 to be sold by the
 Company                4,000,000         $  .05             $ 200,000    $  53.60

common stock,
 $.001 par value
 to be sold by
 selling shareholders   2,200,000         $  .05             $ 110,000    $  29.48

                                                                          --------
Total                   6,200,000         $  .05             $ 310,000    $  83.08
                                                                          ========

---------------------

(1) Estimated solely for the purpose of determining the amount of the registration fee.




---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

---------------------

                        -----------------
                            PROSPECTUS
                        -----------------


                  INTERNATIONAL TRAVEL CD'S, INC.

                      (A Colorado Corporation)


   OFFERING OF 6,200,000 SHARES OF COMMON STOCK, 4,000,000 OF
           WHICH ARE BEING OFFERED BY US AT A PRICE OF
               $0.05 PER SHARE; NO MINIMUM PURCHASE

This prospectus relates to our offering of 4,000,000 shares of our common stock, no par value at a price of $0.05 per share and the offering by certain selling shareholders of 2,200,000 shares of our common stock at a price of $0.05 per share. We will not receive any proceeds from the sale of any of the shares by selling shareholders. We will be selling all of the 4,000,000 shares of common stock we are offering on a "best efforts basis" and will not use an underwriter or pay a commission for the sale of the shares. This is our initial public offering, and no public market currently exists for any of our securities. No arrangements have been made to place funds in escrow, trust or any similar account. There is no minimum amount we are required to raise in this offering and any funds received will be immediately available to us. This offering will terminate on the earlier of the sale of all of the shares or December 31, 2001.

   Purchase of the shares involves risks.  You should carefully consider the Risk Factors beginning on page 6 of this prospectus for a description of these risks.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                     Amount to be    Offering Price                      Maximum Proceeds     Minimum Proceeds
                     Registered      to Public         Commissions(1)    to Company           to Company(2)
-------------        ------------    --------------    --------------    ----------------     ----------------
Class A Common
Stock to be sold
by the Company         4,000,000     $ 0.05            $  0.00           $  200,000           $ 0.00

Class A Common
Stock to be sold by
selling shareholders   2,200,000     $ 0.05            $  0.00           $    0.00            $ 0.00

Total                  6,200,000     $310,000          $  0.00           $ 200,000            $ 0.00
                       ---------     --------          -------           ---------            ------


(1) The Shares are to be sold by officers and directors for which services the officers and directors shall receive no fee, commission or compensation of any kind.

(2) There can be no guarantee that any or all of the shares in this offering will be sold.



                                July 24, 2001

                         TABLE OF CONTENTS

PROSPECTUS........................................................      3
PROSPECTUS SUMMARY................................................      6
  The Company.....................................................      6
  The Offering....................................................      6
  Use of Proceeds.................................................      7
  Registrar and Transfer Agent....................................      7
  Outstanding Shares..............................................      7
  Summary Consolidated Financial Data.............................      7
RISK FACTORS......................................................      9
  Risks Related to our Business...................................      9
  Risks Related to the Offering...................................      12
FORWARD LOOKING STATEMENTS........................................      15
DILUTION..........................................................      15
USE OF PROCEEDS...................................................      16
DIVIDEND POLICY...................................................      17
DETERMINATION OF OFFERING PRICE...................................      17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS...............................      17
  Results Of Operations...........................................      17
  Liquidity and Capital Resources.................................      18
  Uncertainties...................................................      21
BUSINESS..........................................................      22
  Background......................................................      22
  Industry Background.............................................      24
  Product and Services............................................      25
  Future Products.................................................      26
  Market Segmentation and Sales Strategy..........................      26
  Promotion Strategy..............................................      27
  Customers.......................................................      28
  Competitive Environment.........................................      29
  Employees.......................................................      30
  Business Strategy...............................................      30
  Property........................................................      31
  General.........................................................      31
MANAGEMENT........................................................      32
STATEMENT AS TO INDEMNIFICATION...................................      34
EXECUTIVE COMPENSATION............................................      34
PRINCIPAL SHAREHOLDERS............................................      35
SELLING SHAREHOLDERS..............................................      36

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH
 MANAGEMENT AND OTHERS............................................      37
LITIGATION........................................................      37

PLAN OF DISTRIBUTION..............................................      37
DESCRIPTION OF SECURITIES.........................................      39
  Common Stock....................................................      39
  Voting Requirements.............................................      40
  Shares Eligible for Future Sale.................................      40
  Recent Sales of Unregistered Securities.........................      40
STOCK OPTION PLAN.................................................      40
LEGAL MATTERS.....................................................      40
EXPERTS...........................................................      41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING FINANCIAL DISCLOSURE................................      41
FURTHER INFORMATION...............................................      41
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS................      42
FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS............  F-1 - F-10
SIGNATURES........................................................      52
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS..................      53




     As used in this prospectus, the terms "we," "us," "our," and "the Company," mean International Travel CDs, Inc., a Nevada corporation. The term "Selling Shareholders" means our shareholders who are offering to sell their shares of International Travel CDs, Inc. common stock which are being registered through this prospectus. The term "common stock" means our common stock, no par value per share and the term "shares" means the 6,200,000 shares of common stock being offered through this prospectus.

                           PROSPECTUS SUMMARY
                           ------------------

                    INTERNATIONAL TRAVEL CD'S, INC.

This summary highlights material information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors" and the consolidated financial statements before making an investment decision.


The Company
-----------

We are a development stage company and were incorporated in Colorado on July 20, 2000, and our executive offices are located at 2 N. Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903. Our telephone number is (303) 733-3484.

We are engaged in the business of providing photography and digital services to organizations in the travel industry. Through our digital archiving of high-resolution color images, we are able to create digital brochures for hotels, resorts, restaurants and airlines. While we can produce traditional "paper" brochures, the digital brochures are typically in CD-ROM format and contain virtual tours, photograph layouts and even sales presentations. We believe our digital brochures can increase the effectiveness of a company's presentation in a brochure because it allows for an interactive presentation with moving pictures and sounds not possible in a paper brochure.

We have completed our pilot project, in which we took photo shoots of the premises of seven luxury hotels in Thailand. We also completed the sample digital brochure for each of the seven hotels on April 20, 2001. Once we obtain funding from this offering, we plan to submit proposals to each of the seven hotels to conduct marketing campaigns that utilize the CDs. At this time, however, we do not yet have any firm orders for a marketing campaign from any of these hotels, nor can there be assurance that we will be successful in obtaining any such orders.


We have achieved no revenues to date and our loss from inception to March 31, 2001 totaled $103,084. Of the $103,084 loss we paid $80,000 in the form of stock based compensation to officers and directors ($66,000) and to outside service providers ($14,000). Our officers and directors have agreed to defer all salaries until completion of this offering. Accordingly, our current "burn rate" is $450 per month. We have prepaid our rent through June 2001 and as of April 11, 2001 had $3,545 in cash, which would only allow us to operate through the end of this lease even if we receive no revenues from operation. However we have secured a line of credit in the amount of $50,000 and also believe that we will begin generating revenues by May 31, 2001 and attain profitability by December 31, 2002. The agreement went into effect on February 12, 2001 and the initial term of this line of credit is for six months ending August 11, 2001. Any amount(s) drawn down will bear interest at the rate of prime plus four percentage points. As of June 22, 2001, the prime rate was 7.00% which makes the interest rate on our line of credit 11.00%. As of June 26, 2001, no funds had been drawn down on the line of credit and there is no compensating balance requirement. As of the date of this prospectus, there were 5,500,000 shares of common stock issued and outstanding.


The Offering
------------

We are offering 4,000,000 shares for sale, on a "best-efforts basis". We are offering the shares for sale commencing the date of the prospectus until June 30, 2001 (unless extended to December 31, 2001 which date shall be the "Termination Date"). The shares are offered at a price of $0.05 per share. There can be no assurance that we will be able to sell any of the shares we are offering. We have arbitrarily determined the initial offering price of the shares and such price per share bears no relationship whatsoever to the value of our assets, earnings, book value or any other criteria.

We are also registering 2,200,000 shares for sale by certain of our existing shareholders at a price of $0.05 per share. We will not receive any of the proceeds of any sales of these shares.


Use of Proceeds
---------------

Assuming all shares in this offering are issued, the gross proceeds of the offering will be $200,000 once the offering is completed. After deducting estimated fees and expenses associated with the offering of $20,000 we will receive net proceeds of approximately $180,000. The net proceeds realized from the offering will be utilized for increasing our digital image inventory, marketing and promotion campaigns, compensation to management and working capital. In order to have funds available to move forward with our business plan, we have to complete a minimum of between 50% and 75% of the offering, or $100,000 to $150,000. Although we have the ability to borrow up to $50,000 under a line of credit, we hope to raise enough money through this offering that we will not have to use the line of credit and accordingly have to pay interest on such amount borrowed. We wish to remind investors that there is no guarantee that we will fully complete this offering or obtain this minimum amount, and that the actual proceeds we receive from the offering could be substantially less than $200,000. We will not receive any of the proceeds of any sales of shares by the selling shareholders. See "Use of Proceeds" for a detailed description of our anticipated use of the proceeds of this offering.



Registrar and Transfer Agent
----------------------------

We act as the transfer agent and registrar for our common stock. This means that we will exchange and issue certificates in our stock.

Prior to this offering, there has been no public market for our common stock. There can be no assurance that any such trading market in these securities will ever develop. We are not currently subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and are not presently required to file annual or quarterly reports with the Securities and Exchange Commission. If our registration statement becomes effective, however, we are obligated to file reports with the Securities and Exchange Commission.


Outstanding Shares
------------------

The number of shares of common stock to be outstanding upon completion of this offering is based upon the number of shares outstanding as of the date of this prospectus. If the offering is completed and all 4,000,000 shares are sold, there will be 9,500,000 shares of common stock outstanding.

Summary Consolidated Financial Data
-----------------------------------

                                       BALANCE SHEET

                                       March 31, 2001
                                       --------------
          Current Assets                $     3,545
          Net Fixed Assets              $     2,871
             Total Assets               $     6,416
          Current Liabilities           $     1,500
                                        -----------
          Total Shareholders
          Equity                        $     4,916


                                  STATEMENT OF OPERATIONS

                                       March 31, 2001
                                       --------------
          Total Expense                 $  (103,084)
          Loss before income tax        $  (103,084)
          Benefit from income tax       $     ---
                                        -----------
          Net Loss                      $  (103,084)

          Loss per share                $     (0.02)



As a recently formed development stage company, we have a net loss and may not be profitable in the future. If we do not achieve continued revenue growth sufficient to absorb our planned expenditures, we could experience additional losses in future periods. These losses or fluctuations that are operating results could cause the market value of our stock to decline.

                         RISK FACTORS
                         ------------

This offering involves a high degree of risk. You should only purchase our securities if you can afford to lose your entire investment. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.


Risks Related To Our Business
-----------------------------

We have very little operating capital and may be forced to file bankruptcy.
---------------------------------------------------------------

The growth of our business will require significant additional investment. We do not presently have adequate cash from operations or financing activities to meet our long term needs. As of April 11, 2001, we had a total of $3,545 in capital to use in executing our business plan. We are able to operate going forward solely because our executive officers have agreed to defer receipt of compensation until completion of this offering. We anticipate that unless we are able to raise net proceeds of at least $100,000 from this offering that we will not be able to execute our business plan to the stage of attaining profitability. However, even if all shares are sold in this offering and we raise net proceeds of $180,000 there can be no assurance that we will be successful in executing our plan or achieving profitability. Due to our early stage of development, regardless of the amount of funds we raise in this offering, there is a substantial risk that all investors may lose all of their investment. If we do not raise at least $100,000 in this offering, we expect that we will seek additional or alternative private financing or seek to sell the company if we can find a buyer. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If no alternative financing or buyer is found, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.


We have been operating for less than a year and we may not be able to achieve or maintain profitability.
---------------------------------------------------------------------

We are a relatively young company and our proposed operations are subject to all of the risks inherent in such a business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business in a competitive and rapidly changing high tech industry. As with an investment in any emerging growth company, ownership of common shares may involve a high degree of risk, and is not recommended if you cannot reasonably bear the risk of a total loss of your investment.

We expect to continue to incur operating losses in fiscal 2001, which ends June 30, 2001. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

We anticipate that in the future we will make significant investments in our operations, particularly to support technological developments and sales activities and, that as a result, operating expenses are expected to continue to increase. We intend to make such investments on an ongoing basis, primarily from cash generated from operations and, to the extent necessary, funds available from this offering, as we develop and introduce new products and expand into new markets such as international markets. If net sales do not increase with capital or other investments, we are likely to continue to incur net losses and our financial condition could be materially adversely affected. There can be no assurance that we will achieve or sustain profitability on a quarterly or annual basis.

We have a history of operating losses and limited funds.
--------------------------------------------------------

We have a history of operating losses. If our business plan is not fully executed as planned, we may continue to experience losses as we continue to invest in our core businesses. Our current financial resources are limited and are insufficient for execution and expansion of our business plan. Our ability to execute our business model will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that such financing will be obtained. Nor can we give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.


There are numerous steps involved in fully providing our services and we may be unable to complete these steps.
---------------------------------------------------------------------

Production of digital brochures and "burning" them onto CD-ROMS is time intensive and if we are able to develop high demand this could result in a backlog of orders. This could result in poor customer service due to limited staff or higher costs due to outsourcing. Competition from the Internet has reduced the importance of travel agents and marketing directly to individuals would require higher production yields, for which our anticipated customers may not want to pay. Marketing directly to individuals would also place greater financial strain on our limited resources. Presently we plan to outsource the direct mail efforts in our customer's marketing plans. The price for these outsourced services may increase. Even though we have many potential vendors of these services, an increase in the price may not be something that we could pass on to our customers and thus could diminish the revenue, if any, which we achieve.

No studies regarding the marketability of our services or the effect of this offering have been conducted.
--------------------------------------------------------------------

In formulating our business plan, we have relied on the judgment of our officers, directors, and consultants. No formal independent market studies concerning the demand for our proposed services have been conducted, nor are any planned. The effect of the sale of the shares has not been analyzed for its effect on the operations of our ability to obtain funds or financing or the variations in share price due to additional shares being available for sale.

Although our success is dependant upon the growth of the Digital
Services Industries, we may fail even if our industry experiences growth.
-----------------------------------------------------------------

Our future growth will greatly depend upon continued growth in the digital services market. Even though our digital services will not be our only source of income, we do not know if we can maintain the profit and growth level expected. Our business may fail, however, even if digital asset management services-related industries see substantial growth.


Our independent auditor has expressed doubts about our ability to continue as a going concern.
-----------------------------------------------------------------

We are a development stage company as defined in Financial Accounting Standards Board Statement No. 7. We are devoting substantially all of our present efforts in establishing a new business and, although planned principal operations have commenced, there have been no significant revenues. These factors raise substantial doubt about our ability to continue as a going concern. Management's plans regarding our ability to continue as a going concern are disclosed in Note 1 to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Most of our officers are located outside of the United States and may be difficult to enforce civil liabilities against.
---------------------------------------------------------------------

Our primary operations are located at this time in Chiang Mai, Thailand. These operations are run by our Executive Vice President and Vice President, who are also two of our three largest shareholders. Due to their location outside of the United States, an action for civil liabilities against either of these individuals may be extremely difficult for us or our investors to enforce.

Our failure to respond to rapid technological changes may impair our operating results.
--------------------------------------------------------------------

The market for digital products is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize our expectations regarding our operating results, we depend on our ability to:

(1)	develop, in a timely manner, new products and services that keep pace with developments in technology;

(2)	meet evolving customer requirements; and

(3)	enhance our current product and service offerings and deliver those products and services through appropriate distribution channels.

We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to our digital products or new products that respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products, our operating results may suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our business could be materially harmed. Alternatively, any delay in the development of technology upon which our products are based could result in our inability to introduce new products as planned. The success and marketability of technology developed by others is beyond our control.


Although we do not plan to hire any additional employees during our first year of operations, we will need to hire additional qualified personnel in the future and, we may not be able to successfully manage these employees or achieve our objectives.
----------------------------------------------------------------------

We do not plan to hire any additional employees during our first year of operations. However, when we need to hire staff in the future, we plan to first hire individuals with skills in creative media and creating digital brochures and other digital media pieces for sales and marketing. We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, digital media, sales and marketing, finance and operations personnel. Competition for such personnel in the photography and digital services industry is relatively intense, and we compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance we will be successful in identifying, attracting and retaining such personnel.

Mr. Wolcott is our interim CEO and has agreed to serve as such until we have sufficient funds to replace him with a permanent CEO. There can be no assurance that we will be able to find a replacement.

Although Mr. Wolcott is presently employed by the Hoffman Row Group, he has reached an agreement with such employer to serve as our interim Chief Executive Officer until we have sufficient funds to replace him with a permanent CEO. There can be no assurance that Mr. Wolcott will be able to grow the business successfully, nor can there be any assurance that he will be able to find a permanent replacement. The inability to find a replacement could jeopardize the business and result in its failure.

We have operations in Chiang Mai, Thailand and our sales primarily target international markets, both of which are subject to a number of risks beyond our control.
----------------------------------------------------------------------

We currently have operations in Chiang Mai, Thailand, where we are focusing a significant amount of our resources on customers in South East Asia. Management believes its connections, contacts and experience in the region provide us with a competitive advantage. This cannot be guaranteed. In addition, there can be no assurance we will be able to develop, maintain or increase international market demand for our products. Our international business involves a number of risks, including:

(1)	the impact of possible recessionary environments in foreign
        economies;

(2)	political and economic instability;

(3)	exchange rate fluctuations;

(4)	increased sales and marketing expense;

(5)	unexpected changes in regulatory requirements;

(6)	tariffs and other trade barriers;

(7)	seasonal reduction in business activities;

(8)     complex foreign laws and treaties including employment laws;
        and

(9)	potentially adverse tax consequences.


Currency exchange fluctuations could have a material adverse effect on our sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make our pricing more expensive than, or non-competitive with, products priced in local currencies. We have not generated any revenues to date, and should we generate revenues in the future we cannot predict the effect of exchange rate fluctuations with respect to any such sales or on future operating results. To the extent we implement hedging activities in the future with respect to foreign currency transactions, there can be no assurance that we will be successful in such hedging activities.


Some of our agreements may be governed by the laws of foreign countries and may be difficult for us to enforce.
-----------------------------------------------------------------------

While we currently do not have any customers, certain of our customer agreements would be governed by foreign laws, which may differ significantly from U.S. laws. Because of this, we may be limited in our ability to enforce our rights under such agreements and to collect amounts owed to us should any customer refuse to pay such amounts.


We must comply with the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage.
----------------------------------------------------------------------

We are subject to the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage with respect to foreign companies that are not subject to that act.

Risks Related To The Offering
-----------------------------

We are not using an escrow agent for this offering, and are not required to raise any minimum amount before we can use the funds.
-----------------------------------------------------------------

Because this is a best efforts, no minimum offering and because we are not using an escrow agent, we will be able to use any funds received in this offering as soon as we receive the funds. Accordingly, even if we sell only a nominal amount of shares in this offering, we will be able to use those funds and the funds will not be returned to the investor or investors. In this event the investor or investors who purchased the nominal amount of shares would likely lose their entire investment.


We are incurring approximately $20,000 in expenses associated with this offering.
------------------------------------------------------------------

We are incurring expenses of approximately $20,000 in connection with this offering. Accordingly, we will need to sell at least 400,000 shares in order to solely cover those expenses.


We do not intend to pay dividends.
----------------------------------

We have never paid any dividends and do not intend to pay dividends in the foreseeable future. It is our present policy to retain all earnings, if any, for use in the development and expansion of our business.


You may not be able to buy or sell our stock at will and may lose your entire investment.
----------------------------------------------------------------------

We are not listed on any stock exchange at this time.   We hope to
become a bulletin board traded company. These are known as "penny stocks" and are subject to various regulations involving certain disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of you investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.


Our management will have broad discretion to use the proceeds of this offering and their uses may not yield a favorable return.
---------------------------------------------------------------------

While we intend to use the net proceeds from this offering principally for working capital needs, compensation to management, and general corporate purposes, including product and market development and increasing digital image inventory, most of the net proceeds of this offering have not been allocated for precise or specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline. See "Use of Proceeds" for a detailed description of our anticipated use of the proceeds of this offering.


The purchasers in the offering will immediately experience substantial dilution in net tangible book value.
----------------------------------------------------------------------

The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. As a result, purchasers of shares will experience immediate and substantial dilution of approximately $0.031 in net tangible book value per share, or approximately 60.3% of the initial public offering price of $0.05 per share. In contrast, existing stockholders paid an average price of $.0055 per share.


Future sales of our common stock may have a depressive effect upon its price.
----------------------------------------------------------------------

All 5,500,000 of the currently outstanding shares of common stock were issued at prices lower than the price of the shares of common stock in this offering. With the exception of the 2,200,000 shares of common stock being registered in this Registration Statement for our sellling shareholders, these shares are "restricted securities" as that term is defined by Rule 144 of the Securities Act, and in the future, may be sold in compliance with Rule 144 or pursuant to an effective registration statement. Rule 144 allows a person, subject to certain requirements, who has beneficially owned restricted securities for a period of one year to, every three months, sell in brokerage transactions an amount that does not exceed the greater of (1) 1% of the outstanding number of shares of a particular class of such securities or (2) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. In the future, sales of presently restricted securities may have an adverse effect on the market price of our common stock should a public trading market develop for such shares.


Our shares are "Penny Stocks" which are subject to certain
restrictions that could adversely affect the liquidity of an investment in us.
------------------------------------------------------------

Our shares are "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, which imposes sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In addition, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.


                     FORWARD LOOKING STATEMENTS
                     --------------------------

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "will," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

                             DILUTION
                             --------

Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Our net tangible book value at March 31, 2001 was $4,916, or $0.001 per share of common stock. Dilution per share represents the difference between the offering price of $0.05 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

After giving effect to the completion of the offering and after deducting commissions (if any) and offering expenses estimated to be $20,000, our pro forma net tangible book value will be $184,916, or $0.019 per share. This represents an immediate increase in pro forma net tangible book value of $0.018 per share to existing stockholders and an immediate dilution of $0.031 per share, or approximately 62.8% of the offering price, to investors purchasing shares of common stock in the offering.

     Public offering Price per share                           $  0.05
     Net Tangible Book Value per share before offering         $ 0.001
     Increase Per Share attributable to sale of these shares   $ 0.018
     Pro-Forma Net Tangible Book Value after offering          $ 0.019
     Dilution per share to Public Investors                    $ 0.031

The following table summarizes as of March 31, 2001, the number of shares purchased as a percentage of our total outstanding shares, the aggregate amount paid for such shares, the aggregate amount paid figured as a percentage of the total amount paid, and the average amount paid per share for such shares (see "Certain Transactions with Management and Others" for a description of these transactions). For purposes of this table, the sale to the public of these shares, is assumed to have taken place on March 31.


                            Shares Purchased       Total Consideration Paid    Average Price
                        Number          Percent    Amount           Percent      per Share
                        ---------       -------    ---------        -------    -------------

Existing Shareholders   5,500,000        57.89%    $  30,000         13.04%     $ 0.0055
New Investors           4,000,000        42.11%    $ 200,000         86.96%     $ 0.05
                        ---------       -------    ---------       --------     --------
Total                   9,500,000       100.0 %    $ 230,000        100.0 %    $  0.0242


The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing shares based upon various levels of sales of the shares being achieved:


Shares outstanding prior to offering     5,500,000

Total shares offered                     4,000,000     4,000,000     4,000,000    4,000,000
Shares sold                              1,000,000     2,000,000     3,000,000    4,000,000
Public offering price                        $0.05         $0.05         $0.05        $0.05

Per share increase attributable to
new investors                            $  0.0046     $  0.0107     $  0.0153    $  0.0189
NTBV per share prior to offering         $  0.0009     $  0.0009     $  0.0009    $  0.0009
                                         ---------     ---------     ---------    ---------
Post offering pro forma NTBV per share   $  0.0055     $  0.0116     $  0.0162    $  0.0198

Dilution to new investors                $  0.0445     $  0.0384     $  0.0338    $  0.0302
Percent of dilution of the offering
  price                                    89.00%        76.88%         67.62%       60.32%


                           USE OF PROCEEDS
                           ---------------


We will not receive any of the proceeds from the sale of any shares by the selling shareholders.


Our net proceeds from this offering will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $20,000 for legal, accounting, printing and other costs in connection with the offering. In order to have funds available to move forward with our business plan, we have to complete a minimum of between 50% and 75% of the offering, or $100,000 to $150,000. We wish to remind investors that there is no guarantee that we will fully complete this offering or obtain this minimum amount, and that the actual proceeds we receive from the offering could be substantially less than $200,000.


The table below shows how proceeds from this offering would be used for scenarios where we sell various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. While management has developed the following estimates to the best of its ability, there can be no assurance that we will spend the use of proceeds exactly as laid out in the table.



Total shares offered                     4,000,000       4,000,000       4,000,000       4,000,000
Percent of total shares offered                25%             50%             75%            100%
Shares sold                              1,000,000       2,000,000       3,000,000 	 4,000,000

Gross proceeds from offering                50,000         100,000         150,000         200,000
Less: offering expenses                     20,000          20,000          20,000          20,000
                                         ---------------------------------------------------------
Net proceeds from offering                  30,000          80,000         130,000         180,000

Use of net proceeds
  Accounting & legal fees                    3,500           5,500           8,000          10,000
  Web site development                       2,500           3,500           7,500          10,000
  Digital media equipment                    3,000           3,200           3,200           3,200
  Sales & marketing                          3,000           5,000           9,750          14,400
  Travel                                        -            4,000           9,750          12,500
  Consulting fees                               -               -            1,400           2,800
  Compensation to management                13,750          49,000          55,000          75,000
Operating expenses & working capital         4,250           9,800          35,400          52,100



It is possible that no proceeds may be raised from this offering. It is also possible that some, but not all, of the 4,000,000 shares offered will be sold. If fewer than all of the shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our development. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us, or at all.

Possible working capital uses include such expenses as purchasing blank CD's, communications, office supplies, rent and utilities, and other ongoing selling, general and administrative expenses, to b determined by our executive officers based upon their assessment of our needs.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is received, funds will be applied according to the priorities outlined above. For example, if $32,000 is received, $20,000 will be used to pay for offering expenses, after which accounting and legal fees of $3,500 will be incurred, $2,500 will be used to develop and maintain our web site, $3,000 will be spent on acquiring digital media equipment, and the remaining $3,000 will be spent on sales and marketing. If the net proceeds are less than $3,500, the entire amount will be applied toward legal and accounting fees.

Some of the web site development, sales and marketing services we require may be paid through the issuance of shares.


The amounts set forth above are estimates developed by our management for allocation of net proceeds of this offering based upon our current plans and prevailing economic and industry conditions and assumes that we are able to sell the numbers of the shares set forth in each column above. Although we do not currently contemplate material changes in the proposed use of proceeds set forth above, to the extent that our management finds that adjustments are required, the amounts shown may be adjusted among the uses indicated above. Our proposed use of proceeds is subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended. The proposed application of proceeds is also subject to changes in market conditions and our financial condition in general. See "Risk Factors - Risks Related to the Offering" for a further description of these risks. Changes in general, economic, competitive and market conditions and our financial condition would include, without limitation, the occurrence of a national economic slowdown or recession, a significant change in the industry and the environment in which we operate, and/or regulatory changes in general. While our management is not currently aware of the existence or pending threat of any of the foregoing reasons, we provide you no assurance that one or more of such events will not occur.

While we provide you with no assurance, we believe that the net proceeds of the offering, together with anticipated operating revenues, will be adequate to satisfy our working capital needs for approximately the next six month period.


                        DIVIDEND POLICY
                        ---------------

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.


                  DETERMINATION OF OFFERING PRICE
                  -------------------------------

Prior to this offering, there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information. There is no relationship between the offering price of the common stock and our assets, earnings, book value or any other objective criteria of value.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS
        -------------------------------------------------

Results and Plan Of Operations
------------------------------

For our first three months in operation, no revenue was generated as was anticipated by management's forecast that it would not generate revenue until the second quarter of 2001. Management has been working on the procurements of small bids for outsourced services, which if secured and executed would generate revenues ahead of management's forecast. There can be no assurance that we will secure these bids, nor can there be assurance that revenue will meet or exceed expectations in the future.

Our loss from inception to March 31, 2001 totaled $103,084, of which $80,000 was paid in the form of stock based compensation to officers and directors ($66,000) and to outside service providers ($14,000).
Our loss per share through this date was $0.02.   Our officers and
directors have agreed to defer all salaries until completion of this offering. Accordingly, our current "burn rate" is $450 per month.


Management believes that sufficient financial resources will be available to the Company in order to meet its obligations for the twelve-month period following March 31, 2001. Executing our business plan will significantly change our cash needs and monthly burn rate, however. Management has estimated that our monthly burn rate will increase to about $8,000 per month. A discussion of our cash needs follows in the next section, "Liquidity and Capital Resources".


We have prepaid our rent through June 2001 and as of April 11, 2001 had $3,545 in cash, which would only allow us to operate through the end of this lease even if we receive no revenues from operation. However we have secured a line of credit in the amount of $50,000 and also believe that we will begin generating revenues by May 31, 2001. As such, we believe we can satisfy our cash requirements for the next 12 months.


Aspin, Incorporated, an investor group, reviewed our financial statements as audited by Cordovano and Harvey, P.C. and extended a line of credit in the amount of $50,000.00 based upon the pledge of our principal officers' stock in International Travel CD's, Inc. Any amount(s) drawn down will bear interest at the rate of prime plus four percentage points. As of June 22, 2001, the prime rate was 7.00% which makes the interest rate on our line of credit 11.00%. The agreement went into effect on February
12, 2001 and the initial term of this line of credit is for six months ending August 11, 2001. The agreement may be renewable for three additional six month terms upon the sole discretion of Aspin, Incorporated. As of June 26, 2001, no funds had been drawn down on this line of credit and there is no compensating balance requirement.


As of the date of this prospectus, we had finished our product development stage, which included obtaining the necessary digital media equipment to be able to begin producing digital brochures on CD-ROM. We approached approximately twelve high-end hotels that we identified as potential customers and secured agreements with seven of them to shoot their premises and create digital brochures for them.

We have not generated any revenues from these agreements, however, and do not anticipate that we will as we are not charging fees for this initial service in order to obtain customer traction. We have already done photo shoots of the premises of the seven hotels that agreed to participate in our pilot project. We also completed sample digital brochures for each of the seven hotels on April 20, 2001. Once we obtain the minimum amount of $100,000 needed from this offering, we will send the sample CDs to each hotel for their review along with a proposal to conduct marketing services for them utilizing their CD as a sales piece. The proposals will not be sent until funding has been secured in order to avoid having insufficient funds to execute the contracts.

If a hotel accepts our proposal, we hope to generate revenues by billing them for performing these marketing services. There can be no assurance that we will secure any contracts to perform marketing services with any of these hotels.

We do not anticipate that there will be any significant changes in the number of employees or expenditures for digital media and photography equipment from what is discussed in this prospectus. There can be no assurance, however, that conditions will not change forcing us to make changes to any of our plan of operations or business strategies.


Liquidity and Capital Resources
-------------------------------

While at this time we do not have any significant current liabilities, there can be no assurance that current liabilities will continue to be less than our current assets. Our business expansion will require significant capital resources which may be funded through the issuance of notes payable or other debt arrangements that may affect our debt structure.

We spent a net amount of $11,514 from operating activities on marketing and sales, rent and office expenses. These expenditures have enabled us to procure the photography and digital media equipment we need in order to operate. We raised the amounts used in these activities from a Regulation D offering in which we raised $30,000.

Our plan for attaining profitability is largely dependent upon our success in raising a minimum of $100,000 (or $80,000 in net proceeds), which management feels is the minimum capital requirement we need to move forward with our business plan during the four quarters starting July 1, 2001. If necessary, we are willing to draw upon our line of credit for $50,000 as a way to achieve this minimum amount. We arranged this line of credit in order to have a reserve upon which to draw should the need arise. We hope, however, to raise enough money through this offering that we will not have to use the line of credit as such and accordingly have to pay interest on such amount borrowed. Management has utilized the third quarter of 2001 as the starting point for these forecasts under the assumption that it could raise the necessary funding to move forward with its business plan by July 1, 2001, which is also the start of our fiscal year.

Should we generate no revenues in our first full year, which ends June 30, 2002, our total anticipated expenses would be just under $100,000. To partially address this, management has successfully obtained a line of credit with Aspen, Incorporated for $50,000.00 on February 12, 2001. As discussed above, we are willing to draw upon the line of credit to the extent necessary, but hope to be able to avoid using it and accordingly not have to pay interest on such amount borrowed.


Aspin, Incorporated, an investor group, reviewed our financial statements as audited by Cordovano and Harvey, P.C. and extended a line of credit in the amount of $50,000.00 based upon the pledge of our principal officers' stock in International Travel CD's, Inc. Any amount(s) drawn down will bear interest at the rate of prime plus four percentage points. As of June 22, 2001, the prime rate was 7.00% which makes the interest rate on our line of credit 11.00%. The agreement went into effect on February
12, 2001 and the initial term of this line of credit is for six months ending August 11, 2001. The agreement may be renewable for three additional six month terms upon the sole discretion of Aspin, Incorporated. As of June 26, 2001, no funds had been drawn down on this line of credit and there is no compensating balance requirement.


To date, we have managed to keep our monthly burn rate to $450 per month for two reasons. First, our officers have agreed not to draw a salary until that minimum funding is obtained. Second, we have been able to keep our operating expenses to a minimum by having the hotels cover room and board expenses when shooting their sites. At this point, the main expenses we incur are film, film development, purchasing small numbers of CDs, and some minimal travel expenses.

Given our low monthly burn rate and the line of credit, management believes that it has sufficient financial resources to meet its obligations for at least the next twelve months.

If we obtain funding from the sale of shares in this offering, we will be able to move forward with our business plan. Executing our business plan will significantly change our cash needs and monthly burn rate, however. Management has estimated that its monthly burn rate will increase to about $8,000 per month.

Based upon our planned use of proceeds from this offering, we will have to complete between 50% and 75% of the offering, or $100,000 to $150,000, in order to have sufficient funds available to move forward with our business plan. Please refer to the Use of Proceeds section to see a more detailed explanation of our planned uses of proceeds from this offering. The following description of funds needed for various stages of our business plan assumes the sale of all four millions shares offered in this offering. We wish to remind investors that there is no guarantee that we will fully complete this offering or obtain the minimum amount needed, and that the actual proceeds we receive from the offering could be substantially less than $200,000.

In the early stages of our business plan, we will need cash for marketing and promotions. The most important milestone will be securing customer agreements with hotels, of which we aim to have two hotels signed by June 30, 2001, although there can be no assurance that we will successfully sign any customers. Marketing and promotion of our product offering to obtain customer agreements is anticipated to cost us approximately $15,000. Our main cash need during this early stage will be compensation to management, which if the full $200,000 from this offering is made will be $75,000. There can be no assurance that we will be able to keep costs from being more than these estimated amounts.

Once any marketing contracts are secured, however, we will need cash to execute those initiatives. We will have to carry the costs of purchasing CD's, mailing lists and any other marketing materials we need for at least 30 to 45 days until our first invoice is paid by the hotel. Management believes that these costs should be about $4,000 to $6,000 per hotel depending upon the size of the mailing and desired campaign. Hotels with larger orders than this will be required to pay an up-front payment. Management expects that the cash needed to carry the costs of the execution of these contracts will be approximately $15,000 for this stage of our business plan. Management expects to cover these costs with the proceeds from this offering, which are included under operating expenses and working capital in the Use of Proceeds section.

The second stage of our business plan involves making inroads into the travel industry through joining travel associations and developing partnerships with travel associations, non-profit organizations or other strategic partners. Management believes it can secure at least four customers through these networking and sales efforts by June 30, 2002. Costs to join these associations range from $250 to $1,000 and costs to attend conferences sponsored by these associations range from $500 to $2,000. It is difficult to estimate the cost of developing partnerships, but management anticipates these costs will primarily be travel related expenses and has budgeted $8,500 accordingly.
Therefore, we estimate we will need between $13,000 and $15,000 to meet our cash needs for this phase of our business plan. There can be no assurance that we will be able to keep costs from being more than these estimated amounts.

The next stage of our business plan involves aggressive customer acquisition efforts and is the main thrust we will need to make to our company operational. By June 30, 2003, we aim to generate at least twenty new leads through customer acquisition activities, securing at least five as new customers. If we achieve this milestone, this would give us 9 on-going customer relationships. In order to achieve this, management anticipates it will require approximately $30,000, which management has budgeted for under working capital under the use of proceeds from this offering. We wish to remind investors that there is no guarantee that we will be able to secure any customers.

Our current status is as follows. After securing agreements from seven hotels to shoot their premises and create digital brochures, we were able to obtain some valuable customer feedback. With this new information coupled with the results of our marketing efforts to acquire the seven agreements, management was able to revise its forecasts and projections.

Through our pilot project, we learned that we could charge more for our services to market digital brochures for hotels and discovered that to mail a test run of 1,000 digital brochures to targeted travel agents, the luxury hotels in our pilot project would be willing to pay between $5,000 and $7,500, or between $5.00 and $7.50 per digital CD mailed. While no formal marketing studies have been conducted, this assumption is based upon feedback from several Public Relations Directors of the hotels that participated in our pilot project. We were able to ascertain that these hotels typically pay these amounts for similar marketing initiatives that utilize traditional sales brochures. We had previously estimated that we could only charge between $3.50 and $4.00 per CD mailed. With this new information, however, management believes it can now generate more revenue per customer by charging between $5.00 and $7.50 per CD mailed.

Using the assumption that we can charge more per CD mailed, management feels this feedback is a "blessing in disguise".
Since we should now be able to charge more per CD mailed, we should be able to improve our economies of scale by generating more revenue per customer. There can be no assurance that we will be able to charge more per CD mailed, nor can there be any assurance that we will be able to improve our economies of scale.

While we learned we could probably charge more per CD if we conducted the direct mail marketing services, we also learned that we overestimated the number of on-going customers that we could secure. Through our efforts to obtain participants in our pilot project, we learned that it will be more difficult to obtain potential customers. Based on our experience during our pilot project, management now realizes it will take more time and resources to secure a customer agreement than was previously anticipated.

Taking this new information into account, management adjusted its customer goals accordingly. As such, we expect to be able to acquire 4 on-going customers a total of 4 on-going customers by the second quarter of 2002 (year one) June 30, 2002 (year 1), growing to a total of 9 by the second quarter June 30, of 2003 (year two) and 14 at least 14 customers by the second quarter of June 30, 2004 (year 3). We wish to remind investors that there is no guarantee that we will be able to secure any customers or generate any revenues.

Management also believes that as its forecasted number of customers grows from four to nine to fourteen over the next three years, so too will the average revenue per customer grow. This belief is based upon the assumption thathotels will increase the size of their mailings as they move beyond their initial test runs of mailing 1,000 CDs. It is also based upon the assumption that hotels will increase the number of mailings per year from one to two or three after completing these test runs. We wish to remind investors that there is no guarantee that we will be successful in obtaining an increase in average revenue per customer, or any revenues at all.

For example, management believes that the average mailing size during the year to travel agents will increase in size from 1,000 in the first year to about 5,000 agencies in the second year and to at least 10,000 in the third year. Management is basing this estimate upon the assumption that hotels will buy larger mailing lists, conduct more than one mailing per year, and/or send more than one CD to each travel agency. This is substantiated by management's estimate that a mailing to approximately 5,000 travel agents will result in a 1% to 2% response rate, which management feels is consistent with industry standards. We estimate this response rate would generate between 100 to 200 bookings with an average hotel stay of 3 nights[1]. Based on the average room rates potential customers charge, the revenue to cost ratio for a hotel given these results would be about $2.29:$1.00. As such, management believes that the estimated increases in mailing sizes are viable. There can be no assurance, however, that management's assumptions or estimates are correct.


Uncertainties
-------------

There is intense competition in the photography and digital services industry with other companies that are much larger and national in scope and have greater financial resources than we have. At present, we require additional capital to continue our growth in the photography and digital services market. Based on early procurement of contracts, management believes our services will be widely utilized. However, there are no assurances that this will occur.






--------------------------
[1] Even though visitors to Thailand stay an average of 8 nights, compared to Singapore and Hong Kong where the average stay is 3 nights. Source available at:
     http://www.financialexpress.com/fe/daily/19991014/fst14066.html

                         BUSINESS
                         --------
Background
----------

International Travel CD's, Inc. was formed on July 20, 2000 and is authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date of this prospectus, 5,500,000 shares are issued and outstanding and no shares of preferred stock are issued and outstanding.


We have achieved no revenues to date and our loss from inception to March 31, 2001 totaled $103,084. Of this amount, $80,000 was paid in the form of stock based compensation officers and directors ($66,000) and to outside service providers ($14,000). Our officers and directors have agreed to defer all salaries until completion of this offering. Accordingly, our current "burn rate" is $450 per month.
We have prepaid our rent through June 2001 and as of April 11, 2001 had $3,545 in cash, which would only allow us to operate through the end of this lease even if we receive no revenues from operation. However we have secured a line of credit in the amount of $50,000 and also believe that we will begin generating revenues by May 31
2001.

As of January 17, 2001, we had secured agreements with seven hotels in Thailand to shoot their premises and develop digital brochures on CD-ROMs. Of the seven, four are located in Bangkok, two in the beach resort island of Phuket, and one in northern Thailand. To date, we have completed the photo shoot of all of the seven hotels and finished the last sample digital brochure for the last hotel on April 20, 2001. Once we obtain the minimum amount of $100,000 needed from this offering, we will send the sample CDs to each hotel for their review along with a proposal to conduct marketing services for them utilizing their CD as a sales piece. The proposals will not be sent until funding has been secured in order to avoid having insufficient
funds to execute the contracts.   There can be no assurance that we
will be successful in obtaining orders from these hotels to conduct marketing campaigns for them.

We are not charging fees for the shooting and creation of the digital brochures in an effort to gain customers. Hotels that accept our proposal to conduct a marketing campaign utilizing the digital media piece that we create will be billed for services. Regardless of whether any of these hotels accepts our proposal, we will be able to use the CDs as promotional pieces to show other potential customers. While one hotel has expressed an interest in utilizing our digital brochure for a marketing project, no firm orders with hotels have been placed as of the date of this prospectus. As such, we have generated no revenues and there can be no assurance that any of these seven hotels will place an order for our marketing services.

As of the date of this prospectus, International Travel CDs has made significant progress on its business plan. We raised $30,000 through the sale of common stock, which has funded our business until this point. We analyzed and selected the target market of high-end hotels in Thailand for a pilot project. We successfully obtained agreements to shoot seven hotels in Thailand and have completed the shooting of all of these hotels. We also completed sample digital brochures for each of the seven hotels on April 20, 2001. Once we obtain the minimum amount of $100,000 needed from this offering, we will send the sample CDs to each hotel for their review along with a proposal to conduct marketing services for them utilizing their CD as a sales piece. The proposals will not be sent until funding has been secured in order to avoid having
insufficient funds to execute the contracts.   We have also found
marketing partners with whom we can outsource any marketing efforts we are unable to do in-house. We have obtained the necessary equipment we need to begin shooting hotel sites and making digital CD's and digital media pieces. Our website is operational and serves as an informational piece that provides samples of our CD's and other work.

We also have a number of important milestones we are aiming to achieve in order to make our company operational. Our first important benchmark is to obtain at least $100,000 in funding through the sale of stock in this offering. Based upon our planned use of proceeds from this offering, we will have to complete between 50% and 75% of the offering, or $100,000 to $150,000, in order to have sufficient funds available to move forward with our business plan. (Please refer to the Use of Proceeds section to see a more detailed explanation of our planned uses of proceeds from this offering.) With this money, we will be able to proceed with our business plan and begin aggressively marketing our product offering to hotels. We will not be able to proceed with our business plan if we do not receive this minimum amount of funding.

Much of the following description of benchmarks and milestones is dependant upon receipt of a minimum of $100,000 to $150,000 from this offering. We wish to remind investors that there is no guarantee that we will fully complete this offering or obtain the minimum amount needed, and that the actual proceeds we receive from the offering could be substantially less than $200,000.

Once the minimum amount of funding is received, our next major milestone is to secure contracts with hotels, most likely from our pilot project, to conduct marketing initiatives for them utilizing our digital brochures and digital media capabilities. It is our goal to have secured at least two marketing projects by within two months of when funding is obtained. There can be no assurance that we will be able to meet this goal.

We believe that if we can meet our customer goal from the seven hotels in our pilot project the cost to achieve this milestone will not be very costly. In this case, the main expenses would be phone calls, printing proposals and perhaps a few trips to visit with the hotel decision makers. We believe these expenses would amount on average to between $400 and $500 per hotel. However, since we cannot rely solely on securing customer relationships from these hotels, we also plan on spending about $15,000 on marketing and promotion of our
product offering to other hotels.   We wish to remind investors
that there is no guarantee that we will be able to secure any customers, nor can there be any assurance that we will be able to keep costs from being more than these estimated amounts.

Once any contracts are secured, however, we will incur significant costs to execute those initiatives. We will have to carry the costs of purchasing CD's, mailing lists and any other marketing materials we need for at least 30 to 45 days until our first invoice is paid by the hotel. Management believes that these costs should be about $4,000 to $6,000 per hotel depending upon the size of the mailing and desired campaign. Hotels with larger orders than this will be required to pay an up-front payment. These contract execution costs are estimated to be about $15,000 and are included in the use of proceeds from this offering under operating expenses and working capital.

Another major milestone is to join travel associations and find potential partnerships with non-profit organizations or other strategic partners. We aim to have joined the Pacific Asia Travel Association and other travel industry associations as well as having identified and begun discussions with potential partners by August 1, 2001. We also want to have attended at least two travel industry related conferences by the end of 2001. Costs to join these associations range from $250 to $1,000 and costs to attend conferences sponsored by these associations range from $500 to $2,000. It is difficult to estimate the cost of developing partnerships, but management anticipates these costs will primarily be travel related expenses and has budgeted $8,500 accordingly. Therefore, we estimate we will need between $13,000 and $15,000 to meet this milestone, which has been budgeted under sales and marketing and working capital. There can be no assurance that we will be able to keep costs from being more than these estimated amounts.

By June 30, 2002, we hope to have attained a total of 4 on-going customers, secured by attending conferences and promotion efforts.

During this same timeframe, we also hope to begin rolling out our plan to target hotels in the United States. Management estimates that it will cost approximately $20,000 to proceed with this milestone, which includes promotion and marketing costs. This expense is budgeted from revenues generated from the anticipated 4 customers because it is management's plan to only proceed with this milestone if it is generating sufficient revenue that when combined with proceeds from this offering would cover the anticipated cost. There can be no assurance that we will be able to keep costs from being more than these estimated amounts.

We aim to generate at least twenty new leads through partnership efforts and other promotional activities by June 30, 2003, +securing at least five as new customers. If we achieve this milestone, this would give us 9 on-going customer relationships. If all of these customers engage us for two marketing campaigns per year, management expects that we would be profitable. If not, management expects we would be profitable when we secure
14 on-going customers, which is our customer goal for June 30, 2004. We wish to remind potential investors, however, that these are purely estimates and that there is no assurance we will achieve these estimates.

Industry Background
-------------------

According to the most recent data released by Travel Industry of America (TIA), domestic and international travel expenditures in the U.S. will increase from $523.0 billion in 1999 to $561.3.0 billion in 2000, a jump of 7.3 percent. TIA has forecasted that this figure will increase by 5.6 percent in 2001 to $593.0 billion and in the year 2002 spending will jump 4.9 percent to a record $622.0 billion[2] According to the Travel Industry World Yearbook, the total outbound U.S. travel to foreign destinations increased 6.3% to 56.3 million in 1998 and 3.7% to 58.4 million in 1999[3]. While the growth trend decreased from 1998 to 1999, the Travel Industry World Yearbook also recorded that U.S. travelers continue to be the top spenders for foreign travel.

With the continued growth in international travel, hotels and travel organizations are spending more and more each year. Tourist boards and associations in Southeast Asia have been aggressively marketing to capture a share in this market. Thailand, for example, invested heavily in its global campaign, "Amazing Thailand Campaign", which
attracted 7.6 million visitors in 1999 [4]   Continuing the campaign,
Thailand saw tourist arrivals rising by 11.34 percent in the year
2000 [5].

In addition, Thailand has joined its ASEAN counterparts in launching a regional tourism project, entitled "Visit ASEAN Millennium Year-VAMY 2002". The project forms part of the "Visit ASEAN Campaign-VAC", aimed at attracting tourist arrivals to this part of the world. Due in part to these collaborative efforts, the first half of 1999 saw an 11.09% increase of tourist arrivals to 4.17 million visitors to Thailand, making it the third most visited Asian country after China (34.68 million visitors) and Hong Kong (5.03 million), according to the Tourism Authority of Thailand (TAT). Singapore ranked fourth with
3.32 million visitors[6].

Given the boom in the travel industry in Southeast Asia, we will target higher-end hotels in the region, focusing initially in Thailand where we have experience, existing relationships, and an office. One other reason we selected Thailand as our target market is that visitors to Thailand stay an average eight nights, compared to
Singapore and Hong Kong where they stay three nights[7].   Furthermore,
improved economic and political conditions have contributed to the increase in Asian visitors to Thailand. Lastly, intense competition from such regional attractions as Bali (in Indonesia) has affected the number of visitors to Thailand's beach destinations like Phuket and Samui, which we anticipate will put pressure on hotels to commit to aggressive marketing campaigns.

The travel industry is an extremely large market that is becoming increasingly competitive, forcing industry players to adopt new and innovative ways of gaining market share. Hotels need to be more resourceful in attracting visitors, and travel agencies have been forced to compete with the emergence of the Internet. While travel agencies are redefining their businesses, they are still the largest "bookers" of high-end travel packages. While the Internet has cut into travel agent bookings, the biggest impact has been in airline bookings where individuals can easily access flight information. For individuals, booking hotel reservations on-line is not as easy due to the lack of scheduling systems found in the airline industry.

Airlines have put a crunch on travel agencies by placing a cap on the commissions that they will pay travel agencies twice in the last four years. This has, in effect, reduced travel agencies' revenues considerably. As such, travel agencies are looking to bookings for accommodations, car rentals and other travel revenue sources. This is resulting in a shakeout in the travel agency industry, and while not everyone will survive the on-going shakeout, it is our belief that those that do survive will have to use technology and innovative ideas to their advantage. We feel that now is a good time to be addressing the needs of hotels and travel organizations.

For hotels and travel organizations, the competition to capture more of the increasing visitor expenditures is intensifying. On the other side of the equation, travel agencies are looking for alternative revenue sources such as hotel bookings to make up for the loss in

------------------------
[2]  http://www.tia.org/press/111700for.asp
[3]  http://www.travelbigpicture.com/storyboard.htm
[4]  http://www.financialexpress.com/fe/daily/19991014/fst14066.html
[5]  http://www.thamain.org/cgi_bin/newsdesk_local.cgi?a=314&t=
       index_eng_local.html
[6]  http://www.bccthai.com/digests/99/10/99_10_tran.shtml
[7]  http://www.financialexpress.com/fe/daily/19991014/fst14066.html revenue from airline commission caps. To address the needs of both, we were founded to create digital media pieces for hotels and travel organizations to be used in marketing to travel agencies.

We are initially focusing on providing digital brochures for the top hotels in the Asia Pacific Region and using them for promotional activities that target travel agencies. After customer traction is developed in the Asia Pacific Region, we plan to then expand our services to hotels in the United States and Europe. In the last stage of expansion, we plan to begin offering our services to virtually any service business that utilizes brochures as a major sales piece. We will draw upon the founders' expertise in photography, marketing and travel to create the CDs for hotels and send them to targeted travel agencies.


Product and Services
--------------------

Hotels are routinely paying large sums of money for marketing brochures and sales packages to send to travel agencies. In management's experience, it is not uncommon for hotels to spend about $10,000 to create a simple brochure or sales package and mail it to several thousand travel agencies. Thus, travel agencies receive thousands of solicitations from hotels and tourist destinations. As a result, travel agencies have a need for a cost effective way to store these packages, as well as a way to be able to quickly refer to specific hotels. From a hotel's perspective, it is difficult to set itself apart from the hundreds of other sales packages and brochures that are received. Hotels are now faced with the challenge of getting increasingly complex messages and packages across clearly to the targeted audience in a print brochure.

To meet both of these needs, we are currently offering photography and digital media services to organizations within the travel industry, focusing initially on higher end hotels in Thailand. Our main product offering is the "shooting" of a customer's premises and/or product offering, creating a digital brochure, (typically in CD-ROM format), and then implementing a marketing campaign that utilizes the digital brochure or digital media sales piece. These CDs typically feature the scanned images of the selected hotels including photos of their lobbies, rooms, suites and facilities. Some of the images are scanned in QTR format, which allows for 360 degree views. Each hotel can choose what content it wants to provide in the brochure, although most hotels will typically provide a brief text description, photos taken by the company, current room reservation prices and access to its web-based reservations form or system.

The digital brochures can be viewed on any computer that has a web browser, and viewers that have Internet access will be able to link to the hotel's website and reservations forms. In addition to having a link to the hotel's web site where travel agents can immediately respond, the digital brochures have a feature that management believes is very appealing to travel agents. Travel agencies will like the link to website feature because if they give the digital brochure to an interested traveler, the reservation form will still be able to track that the travel agent referred the visitor. Each travel agent is assigned a specific port hole where they have a specific tracking number. When someone uses their tracking number to make a registration, it gets tracked. This helps travel agencies to reduce the number of missed bookings from people who gather information and then make the booking on their own, thus decreasing their commissions. While this feature has not yet been demonstrated to any potential customers, we have successfully tested this feature on a CD.


In our creation of a marketing initiative, we work with the hotel's staff to determine the best approach. In most cases, a direct mail approach is the recommended approach where marketing pieces are mailed to thousands of recipients, or travel agents in this case. Hotels can choose various marketing packages, however, some of which would be more focused sending several copies of CDs to a smaller number of more targeted travel agencies. If a travel agent responds to the mailing and desires more CDs to circulate to his or her clientele, then the hotel is billed for the additional order of CDs. By billing hotels based upon the number of CD's sent in a mailing, we ensure that we generate revenues based on the size of the mailing of CDs to travel agents. Therefore, the larger the marketing initiative undertaken by the hotel, the greater the amount of revenues generated for us.


To attract initial customers, we will not charge for the creation of the digital brochure, instead relying on implementing the marketing campaign as our source of revenue. The cost of this strategy is small in terms of cash flow, as our main expense is staff time with only a few cash expenses being incurred such as film, film development and blank CDs. Travel related expenses to and from potential customer sites are typically minimal because they are usually covered by the hotel as a good will gesture. There can be no assurance, however, that we will be successful in keeping the costs of this strategy to a minimum.

However, once a small customer base is established and we generate credibility with potential customers, we will begin billing potential customers on a "page-per-view basis" as well, meaning that the price will depend upon the number of pages and photographs a customer desires to have in the digital brochure, as well as any consulting services to create interactive features. Consulting services will be billed on an hourly basis and typically require a minimum of four hours to set up the most basic of interactive features in a digital brochure.

The pricing for the brochures ranges from $770 to $1,610 depending upon the number of photos, pages and interactive features. The marketing services are priced based upon the needs of each customer, but a typical scenario would put the price at about $1,000 to create a digital brochure and just under $5.00 to produce and mail one CD to a travel agent. Compared to a traditional brochure, hotels may spend between $3.00 and $4.00 to produce and mail an equivalent sales brochure depending upon the size of mailing and quality of the brochure. The CDs are compatible with any Macintosh or PC with a 486 processor or higher, Microsoft Windows 3.0 or later, a CD-ROM drive and 20 MB of hard disk space - standard computer equipment that virtually every travel agent has these days.


Future Products
---------------

While we have the capabilities to provide other digital media services, we will not focus our efforts on these capabilities until we have adequate cash flow to finance expansion of these other product and service offerings. However, management does believe that it will be able to obtain some contracts for digital media archiving, web design (utilizing digital brochures that can be downloaded), and photography or journalism assignments. In fact, we completed a photo journalism assignment on rock climbing in Phuket, Thailand for a travel magazine, which we submitted on February 28, 2001. If the magazine runs the article, we expect to generate approximately
$1,500 in revenues. Even if we successfully complete this project, there can be no assurance that there will be other contracts for similar projects or digital media services.


Market Segmentation and Sales Strategy
--------------------------------------

Our customer focus is on high-end hotels with marketing budgets. For example, the Shangri-la Hotel in Bangkok, Thailand that was one of the seven we shot for our pilot project has 850 rooms. According to the hotel's 1999 Annual Report, it generated approximately $11 million in revenues and spent about $650,000 on marketing. The Public Relations Director that worked with us on the pilot project commented positively on our digital media materials. We wish to remind investors that this can in no way be used to infer that we will be successful in signing a customer agreement with this hotel. Management does feel that based upon feedback like this as well as comments from other hotels participating in our pilot project, we believe that these higher end hotels are the best target market upon which to focus.

In order to be successful in targeting them, however, we must understand their target audience which is primarily travel agents who serve businesses and middle to high income households. The travel agency segment of the travel industry is highly fragmented and being redefined with the emergence of the Internet as a major vehicle for travel arrangements. Travel agencies can be loosely divided into two distinct segments:


   * Major travel agencies with chains across the United States and throughout the world, and

   * "Mom and Pop" shops with one or a few sites, typically in a specific region.


We plan on recommending to our customers that they target the largest travel agencies because of their large client base. Management believes it will get more "bang for the buck" for the hotels it represents if the larger travel agencies that could have the most far-reaching impact are targeted first. Both of our Vice Presidents are responsible for direct consultative selling to clients, offering them our distinctive sales piece and the ability to save money.

Collectively, management has extensive contacts in the travel industry and is positioned with numerous significant inroads to major travel companies. While direct marketing and other sales strategies will be utilized, we will focus much attention on our website, which is currently located at http://internationaltravelcds.nav.to and currently has samples of the types of photos that are utilized in a digital brochure. Once funding is secured, we will move the site to http://www.internationaltravelcds.com, where it will provide potential customers with examples of how the digital brochure works and looks. The current website is unable to support full interactive digital brochures as we have taken advantage of low-cost web hosting solutions.

We will also try to establish partnerships with several non-profit travel organizations to help promote our CDs and to build in-roads to the travel industry. These partnerships could vary in nature and structure as some organizations may pursue revenue sharing opportunities while others may desire marketing and promotional cooperation. As such, it is difficult to estimate the cost of developing such partnerships, but management anticipates related costs will primarily be travel expenses and expenses related to negotiations. Management has budgeted $8,500 accordingly. Potential partnerships we plan to pursue include, but are not limited to, the following organizations (we currently have no partnerships with any of these organizations):

   * Pacific Asia Travel Association - serves government tourist offices, airlines, hotels and other travel-related companies throughout the Pacific Asia region
   * American Society of Travel Agents - has over 26,500 members in more than 165 countries
   * Institute of Certified Travel Agents (ICTA) - ICTA certification is similar to a Ph.D. in other professions
   * International Hotel Association - offers industry issues and association news to member hotels
   * Association of Corporate Travel Executives - dedicated to business travel management
   * Travel Industry Association of America - claims to be the "unifying organization for all components of the U.S. travel industry"
   * International Association of Conference Centers - focused on the promotion of conference centers

Our understanding of the travel industry and the dynamics involved comes from management's experience in marketing, travel services, writing of travel books, photography, and the graphics and printing industry.


Promotion Strategy
------------------

We will focus our business development, sales and marketing efforts on hotels in the Asia Pacific Region. Within the framework of establishing a geographically concentrated client base, the following strategy will be undertaken utilizing a portion of the proceeds from this offering:

   * Develop a website capable of demonstrating our services and stimulating qualified sales leads.

   * Produce a promotional package, utilizing the sample digital brochures of the seven hotels, that can be used to market to potential customers

   * Develop and implement a direct mail campaign targeting specific hotels where management has established relationships with decision makers.

   * Attend regional travel conferences or shows for hotels, such as the Travel Industry Association of America's conference in Hong Kong.

   * Place advertisements in Asian travel and business journals to develop brand awareness.

Customers
---------


We secured agreements with seven high end hotels in Thailand to shoot their premises and develop digital brochures for them, including the well-known Shangri-La Hotel, the Royal Orchid Sheraton, the Marriott and the Oriental Hotel. While we have completed sample digital brochures for each of the seven hotels, we will not be charging these seven hotels for the creation of their CDs. Once we obtain the minimum amount of $100,000 needed from this offering, we will send the sample CDs to each hotel for their review along with a proposal to conduct marketing services for them utilizing their CD as a sales piece. The proposals will not be sent until funding has been secured in order to avoid having insufficient funds to execute the contracts.

For hotels that accept the proposal, we will bill them based on the number of CDs to be mailed and any other marketing activities that are agreed upon. While one hotel has expressed interest in having us conduct a marketing project, no firm orders have been received as of the date of this prospectus. Therefore, we do not have any customers yet, and there can be no assurance that we will be able to acquire any customers.

We are initially focusing on securing customer agreements with hotels in Thailand and the Asia Pacific region through the sales efforts of the officers in our Thailand office. We plan to focus initially on larger hotels with marketing and sales budgets, as well as on hotels with which management already has existing relationships. We wish to remind investors that this in now way guarantees that we will be able to secure any customers.

Since each project is negotiable, it is difficult to state the exact material terms of each customer agreement. Typically, the customer agreements include payment within 30 days of receipt of invoice and ask for an upfront payment of 10% of the contract. The agreements also define the marketing initiative, spelling out the size of the mailing, the desired types of marketing materials and the timeframe of the marketing campaign.

Through our pilot project, we learned that we could charge more for our services to market digital brochures for hotels and discovered that to mail a test run of 1,000 digital brochures to targeted travel agents, the luxury hotels in our pilot project would be willing to pay between $5,000 and $7,500, or between $5.00 and $7.50 per digital CD mailed. While no formal marketing studies have been conducted, this assumption is based upon feedback from several Public Relations

Directors of the hotels that participated in our pilot project. We were able to ascertain that these hotels typically pay these amounts for similar marketing initiatives that utilize traditional sales brochures. We had previously estimated that we could only charge between $3.50 and $4.00 per CD mailed. With this new information, however, management believes it can now generate more revenue per customer by charging between $5.00 and $7.50 per CD mailed.

Using the assumption that we can charge more per CD mailed, management feels this feedback is a "blessing in disguise". Since we should now be able to charge more per CD mailed, we should be able to improve our economies of scale by generating more revenue per customer. There can be no assurance that we will be able to charge more per CD mailed, nor can there be any assurance that we will be able to improve our economies of scale.

While we learned we could probably charge more per CD if we conducted the direct mail marketing services, we also learned that we overestimated the number of on-going customers that we could secure. Through our efforts to obtain participants in our pilot project, we learned that it will be more difficult to obtain potential customers. Based on our experience during our pilot project, management now realizes it will take more time and resources to secure a customer agreement than was previously anticipated.

Taking this new information into account, management adjusted its customer goals accordingly. As such, we expect to be able to acquire 4 on-going customers a total of 4 on-going customers by the second quarter of 2002 (year one) June 30, 2002 (year 1), growing to 9 a total of 9 by the second quarter June 30,of 2003 (year two) and 14 at least 14 customers by the second quarter of June 30, 2004 (year 3). We wish to remind investors that there is no guarantee that we will be able to secure any customers or generate any revenues.

Management also believes that as its forecasted number of customers grows from four to nine to fourteen over the next three years, so too will the average revenue per customer grow. This belief is based on the assumption that hotels will increase the size of their mailings as they move beyond their initial test runs of mailing 1,000 CDs. It is also based upon the assumption that hotels will increase the number of mailings per year from one to two or three after completing these test runs. We wish to remind investors that there is no guarantee that we will be successful in obtaining an increase in average revenue per customer, or any revenues at all.

Management also believes that it may be able to expand services to other service businesses within five years.

It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors or will not meet our projections. If a shortfall in revenues occurs, the market price for our common stock may decline significantly.

There are several factors that may cause our quarterly operating results to fall short of expectations or projections expressed herein. For example, we may have problems developing and marketing our photography and digital services in a timely manner. Other problems could include poor timing of any of our new product or technology introductions and product enhancements; market acceptance of our digital brochures and other digital services products; the size and timing of customer orders or the seasonality of sales; product defects or service quality problems due to the early stage development of our company; our ability to attract and retain strategic partners to continue expansion; the degree and rate of growth of the markets in which we compete and the accompanying demand for our photography and digital services; our ability to expand our marketing forces and build the required infrastructure to meet anticipated growth; and our suppliers' ability to perform under their contracts with us.

Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.


Competitive Environment
-----------------------

There are numerous marketing and advertising companies that target hotels and travel companies. These companies create sales packages and brochures for hotels and resorts. Management believes, however, that there are no other businesses currently selling promotional CDs to hotels for distribution to travel agencies.

Management knows of one competitor that provides similar marketing services, which we consider a threat. Hotel Portfolio provides hotels with what it calls "intelligently conceived marketing materials often of a higher quality, at a lower cost and in less time than you could
produce locally"[8].   According to company literature regarding its
product offering, it apparently focuses on small brochures, post cards and other sales pieces. As such, management believes that hotels perceive this company to be a low price alternative to creating and producing brochures in-house. We believe that by being first to market with a unique digital brochure concept we will gain name brand awareness as an innovative producer and distributor of technologically based sales pieces for organizations in the travel industry.

However, as the travel industry continues to grow and experience rapid consolidations, we believe we may experience increasing competition in the future. Competition is not in the form of the brochures being replaced, but rather the marketing companies that create them. Therefore, management believes its biggest threat from competition lies in how quickly other marketing companies adapt innovative technologically based sales pieces. Future competitive factors also include corporate and product reputation, innovation with frequent product enhancement, expansion of integrated product line, product design, functionality and features, product quality, performance, ease-of-use, support and price.

While the Internet provides us with the ability to present interactive information and sales pieces to millions of viewers, it also poses a threat to our business. Trends suggest that there is an increase in a number of people using the Internet to research, plan and book vacations and other travel without the use of travel agents. We are prepared to counter this threat should it have a significant impact upon our business by shifting mailings from travel agencies to


------------------------
[8]  http://www.hotelportfolio.com/index3.html
targeted mailing lists.

According to some of the hotels in our pilot project, their target customers are business executives and high income vacationers. Therefore, we would select lists that target the demographic that most appropriately fits with a hotel's target guest. For example, the Shangri-la in Bangkok, Thailand caters to both business executives and high income vacationers. As such, the Public Relations Director commented that from time to time they utilize lists that target business travel departments or subscribers to upscale travel magazines. If we are forced to shift our mailings from travel agencies, our strategy is to target other audiences by selecting mailing lists that best meet the demographics of a hotel's target guest. It is possible that this shift in strategy could be more expensive because mailing to one travel agency represent hundreds of potential hotel guests where as mailing to one business executive is only one potential hotel guest. Management feels that almost all of any price increases could be passed onto our customers. There can be no assurance that this strategy will be successful or that we will be successful in passing on any price increases to any potential customers.

Although we believe that our products compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect on us. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products and product enhancements to existing customers. However, future competition may result in price reductions, reduced margins or decreased sales.

Employees
---------

We have a total of three employees, all three of whom are executive. We have no employment or consulting agreements in place at this time. Management expects that as the need arises, we may employ temporary and part-time employees to complete projects and fill orders. We presently have no labor union contract between us and any Union and we do not anticipate unionization of our personnel in the foreseeable future.

Business Strategy
-----------------

Experience has shown management that by maintaining consistent contact with distributors, customers and others in the industry and continued marketing through conventions and trade magazines, additional business will result.

Management believes, although it is not able to give assurance, that referrals from its existing contacts with potential customers and the leads it has already generated will generate revenue and is expected to be the primary source of business in the first year. These leads have resulted in agreements with seven hotels in Thailand that agreed to have us shoot their premises and develop digital brochures on CD-ROMs. We completed sample digital brochures for each of the seven hotels on April 20, 2001. Once we obtain the minimum amount of $100,000 needed from this offering, we will send the sample CDs to each hotel for their review along with a proposal to conduct marketing services for them utilizing their CD as a sales piece. The proposals will not be sent until funding has been secured in order to avoid having insufficient funds to execute the contracts.

If a hotel accepts our proposal, the marketing projects will be billed such that we should make a small profit (even after factoring in the costs of developing the CDs). Management believes that once a hotel sees the digital brochure and how much more effective it is in than traditional brochures it will contract with us to create a marketing project utilizing the CD. There can be no assurance that we will be any hotels will accept our proposal, nor can there be any assurance that this strategy will be successful.

Management knows that other travel associations license CDs that contain only a database of travel agencies and charge $1,000 for single users and up to $5,000 for multiple users. These fees do not include any marketing materials for the hotel nor do they cover the cost of mailing to the database. Management believes it can produce the CDs very inexpensively in Thailand, and thus can offer a competitively priced alternative that has unique, interactive qualities not possible in traditional brochures. Thus, management believes that its competitive offering will be attractive to hotels because they can send out more compelling sales pieces at a reasonable price that are also easy for travel agents to refer to their hotel.

Because the digital brochure offers more advertising possibilities than print brochures, management believes that large hotels like the Westin, which spends more than $25 million per year for advertising, and smaller hotels will both find our CDs very valuable.

The initial concentration shall be in the growing travel industry, where we have a majority of our contacts and strategic relationships. We plan to advertise in trade journals and attend industry conventions to create an image as a key company for digital and photography services in the travel industry.

At the appropriate time in our development of our market segment (when sales are meeting management's projections), management intends to investigate possible strategic alliances with key industry participants to strengthen our image, product and service components and distribution pattern. However, there is presently no relationship with any potential industry candidate under negotiation and management is unable to give any assurances that a future alliance candidate opportunity will present itself, or, if presented, will result in an alliance. If an alliance is developed, we are not able to assure that such alliance will positively effect our operations and profits.

Property
--------

We do not own any real property. We presently have a rent-free agreement with Force Financial Systems at our current address. Force Financial Systems assisted us with financial matters, helped us in obtaining our current legal representation, and provides us with the use of approximately 150 square feet of office space. There is no formal affiliation between Force Financial Systems Group. We also have a six month lease for our office space in Chiang Mai, Thailand. The lease is due to expire in June 2001, but we have an option to renew. The monthly rental is presently $150 and we utilize approximately 250 square feet of office space. Management believes its current office space is sufficient for its projected operations. However, although we have no plans to relocate our facility, should the occasion arise to do so, there is ample office space available at other locations in the region at similar or competitive rates.

General
-------

The use of CD-ROM for marketing communications grew last year, as CD-ROMs became marketing tools for a variety of marketers. Based on current trends, CD ROMS are fast becoming the format of choice for distributing sales and marketing information. Because CDs are less expensive to produce and ship than catalogs, many companies are using CDs as a replacement for their expensive brochures.

By sending sales pieces and presentations via CD ROM, a business can use a tool that navigates a potential customer through an interactive presentation. By engaging the audience in an interactive, participatory media, companies can simplify a complex sell - delivering messages specifically targeted to different purchasing influencers. Using both interactivity and multimedia, even the most technical information can be animated to provide an engaging and informative presentation.

Since the CDs are played on a computer, once the presentation is done the potential customer can also easily link to any web site that is in the presentation. A CD's information is displayed with full CD quality sound and can be paused, fast forwarded, rewound, or searched.

It is generally recognized that digital brochures can minimize production costs of literature. In most cases, CDs can help a company to minimize its literature fulfillment time and its literature updating costs. For example, there is typically less expense involved in the maintenance, updating and distribution of a CD than for a conventional printed marketing piece with a comparable number of images because there are no color separations, setup charges or other expensive print shop costs. Many marketing agencies claim that sending an innovative presentation via CDs helps to enhance a company's corporate image and credibility.



                         MANAGEMENT
                         ----------

A list of the current officers and directors appears below. Our directors are elected annually by the shareholders and do not presently receive any fees or other remuneration for their services, although they are reimbursed for expenses associated with attending meetings of the Board of Directors. Our officers are elected by the Board of Directors.

Joshua N. Wolcott. Founder, Chairman, President and Interim Chief Executive Officer, (Age 27). Mr. Wolcott has served as our Chairman, President and interim Chief Executive Officer since inception. After numerous marketing consulting projects, Mr. Wolcott took on a major marketing initiative in 1995 for World Vision United States (a relief and development non-profit).

In 1996, Mr. Wolcott went to work for World Vision International in Myanmar (Burma), where he started a Microenterprise Development Program (MED), from 1996 to mid-1997. As the MED Program Manager, he designed and implemented a small enterprise development program that has valuated to date approximately 3,000 small businesses and financed more than 1,000 of them. Mr. Wolcott then returned to the U.S. and joined the Hoffman Row Group (a financial consulting firm) as a Senior Associate in 1999, where he has assisted in the management of initial public offerings and co-managed the strategy development, business plan creation, and organizational structuring for the private offerings of three development-stage companies. In January, 2000, he was promoted to Vice President.

A graduate of the Monterey Institute of International Studies, Mr. Wolcott holds an International MBA degree in finance and strategy from the Fisher Graduate School of International Business 1999. He has a Bachelor of Arts Degree in Economics from Pepperdine University 1995.

Although Mr. Wolcott is presently employed by the Hoffman Row Group, he has reached an agreement with such employer to serve as our interim Chief Executive Officer until we have sufficient funds to replace him with a permanent CEO. We believe that we would need at least $55,000 to replace him with a permanent CEO. There can be no assurance that Mr. Wolcott will be able to grow the business successfully, nor can there be any assurance that he will be able to find a permanent replacement.

Brent T. Madison, Executive Vice President and Co-Founder, (Age 30). Born in Hong Kong, Mr. Madison was raised in many different countries, including Hong Kong, the Philippines, the U.S. and the U.K. In 1996, Mr. Madison traveled to Japan to work as a teacher at the Pioneer Language School, while also conducting some classes for Fuji Film. In 1998, Mr. Madison left teaching to devote himself full-time to his professional travel and assignment photography business, Madison Images, which was founded by Mr. Madison and his wife, our Vice President. Mr. Madison currently devotes approximately eighty percent of his time to our business and has committed to joining us full time
upon completion of this offering.   While living at the base of Mt.
Fuji, he photographically recorded the daily life and culture of the people living in the shadow of the famous landmark, which is in the process of being published.

In 1999, Thailand became his new "base-camp" for Southeast Asian assignments and he has since been working mainly with U.S. newspapers, magazines, and non-profit organizations. Some of his recent projects have included a Southeast Asian tour for HelpAge International/Help the Aged, to capture their work with the disadvantaged elderly in five countries, as well as documenting a Northern Thailand project of Habitat for Humanity and United Airlines. Most recently published in Shutterbug Magazine, the Los Angeles Times, and the Sacramento Bee. Mr. Madison is also featured in the book, Sell Photos.com, by Rohn Engh, a well-known stock photography business author and advocate.

Mr. Madison has had varied experience as a photographer and journalist, including Assistant Photographer at Pepperdine University and Assistant Photo Editor of The Graphic Weekly Newspaper.
Mr. Madison graduated from Pepperdine University with a Bachelor of Arts in International Studies with an emphasis on Asia.

Mr. Madison is married to Karin Madison, our Vice President.


Joe Cummings, Director, (Age 47). Mr. Cummings has been traveling, living, and working in Southeast Asia for over 20 years and is currently based in Chiang Mai in northern Thailand. For the past 19 years, Mr. Cummings has worked for Lonely Planet, writing and editing travel books. Mr. Cummings is considered an expert on all things Thai, and is especially knowledgeable about Southeast Asian art history and archaeology, Buddhism, and Thai cuisine. He has also written extensively on the flora and fauna of Thailand, and on Thai culture, food, society, and politics.

In 1977, Mr. Cummings joined the Peace Corps shortly after college and was posted in Thailand, where he served as an English lecturer at King Mongkut's Institute of Technology in Thonburi. In 1979 he began writing for The Asia Record, a Palo Alto-based newspaper concerned primarily with Southeast Asian affairs and in 1980 he signed his first Lonely Planet travel guidebook contract, becoming one of Lonely Planet's first authors.

Mr. Cummings has been publishing articles about Southeast Asia since 1979 and has been writing and editing guidebooks for Lonely Planet since 1981. He has also authored more than 35 original guidebooks, phrasebooks, maps, atlases, and photographic books on Thailand and other destinations in Southeast Asia (not including updates, reprints or subsequent editions). Mr. Cummings has served as a tourism industry consultant for UNESCO and for the Pacific Area Travel Association
(PATA), and has designed tour itineraries for Asia Transpacific Journeys and Geographic Expeditions (formerly InnerAsia).

In addition to his guidebook work, Joe has also written for dozens of newspapers and magazines, including Ambassador, Asia Magazine, Aspirations, Bangkok Metro, Bangkok Post; BBC Holidays, Car & Travel, Conde Nast Traveler, Earth Journal, Expedia, Geographical, The Guardian, The Independent on Sunday, International Herald Tribune, The Nation (Bangkok), Outside, San Francisco Examiner, Sawasdee, South China Morning Post, Thailand & Indochina Traveler, Wall Street Journal, and World & I. He has twice been awarded the Lowell Thomas Gold Award for travel journalism by the Society of American Travel Writers.

Mr. Cummings has been a columnist for The Asia Record, an East-West Center scholar at the University of Hawaii, university lecturer in Malaysia, and bilingual studies consultant in the USA and Taiwan. Mr. Cummings has a Bachelor's degree in Political Science with a focus on Southeast Asia from Guilford College. He also has Master's degree in Southeast Asian studies with an emphasis on Thai language and art history from the University of California (Berkeley).


Karin Madison, Vice President, (Age 28). Ms. Madison has been the Professional Photography Marketing Executive of Madison Images since 1998, which was founded by Ms. Madison and her husband, our Executive Vice President. In this capacity, she has managed client relations, headed photographic services, taken responsibility for the syndication of photo and text packages, and managed project and account planning. Ms. Madison currently devotes approximately eighty percent of her time to our business and has committed to joining us full time upon completion of this offering.

From 1997 to 1999, Ms. Madison worked as a teacher for the Pioneer Language School in Fujinomiva, Japan. During her tenure there, Ms. Madison also was hired to write research reports and speeches for Fuji Film engineers and upper management. In 1996, Ms. Madison accepted a position as the English Editor at the Tonen Oil Company in Tokyo,

Japan. During this same time, she was also contracted to conduct training seminars for the Kanematsu Personnel Service.

Ms. Madison has had diverse and varied experience in project manager and coordinator positions including a position as the assistant store manager for GAPKIDS, assistant youth coordinator for the second largest church in Memphis, TN, and Project Coordinator at World Vision United States. She has a Bachelor's degree in International Studies from the Moody Bible Institute in Chicago.

Ms. Madison is married to Brent Madison, our Executive Vice President.


All directors hold office until the next meeting of shareholders or until their successors are elected and have qualified. Our executive officers serve at the discretion of the board of Directors.


                STATEMENT AS TO INDEMNIFICATION
                -------------------------------

Our Articles of Incorporation and Bylaws provide that we will indemnify the Managers against certain liabilities as provided under the laws of the State of Colorado. The availability of such indemnification could affect the actions of the Managers with respect to the interests of other Shareholders.

We have indemnified all our officers, directors and controlling persons against all liabilities from the sale of securities which might arise under the Securities Act of 1933 other than as stated under Colorado law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.



                     EXECUTIVE COMPENSATION
                     ----------------------

The following summarizes for the fiscal years indicated, the principal components of compensation for the Company's Executive Officers:


Annual Compensation
-------------------

Name & Principal                            Bonus or other                Payments    Total Annual
Position                Year    Salary      Compensation      Options     Awards      Compensation
--------------------    ------  ---------   ---------------   --------    --------    ------------
Joshua N. Wolcott       2000       --              --            --          --            --
President and
Interim CEO             2001       --              --            --          --            --

Brent T. Madison        2000       --              --            --          --            --
Executive Vice
President               2001    $  35,000          --            --          --       $  35,000

Karin Madison           2000       --              --            --          --            --
Vice-President          2001    $  28,000          --            --          --       $  28,000

Joe Cummings            2000       --              --            --          --            --
Director                2001    $  12,000          --            --          --       $  12,000
-------------------     ------  ---------    ------------      -------   ---------    ---------

All of the foregoing amounts are estimates based upon the Company's internal forecast and budget. There can be no assurance that the amounts of compensation actually paid, or the persons to whom it is paid, will not differ materially from the above estimates.

Directors do not receive any fees for services on the Board of Directors, the Company may as cash flow permits, pay to each Director a monthly Director fee of $1,000 for a minimum of 12 months.
Directors are reimbursed for their expenses for each meeting they attend.


                    PRINCIPAL SHAREHOLDERS
                    ----------------------

The following table sets forth certain information as of March 31, 2001 with respect to the beneficial ownership of the Company's common stock by all persons known by the Company to be beneficial owners of more than 5% of its outstanding shares of its common stock, by directors who own common stock and all officers and directors as a group:


                                                                                   Percent           Percent            Percent
                             Number of          Percentage       Number of     ownership after    ownership after    ownership after
                           shares before        ownership       shares after   offering if all    offering if 25%    offering if 50%
Name & Address                offering       before offering      offering       shares sold      of shares sold     of shares sold
----------------------     -------------     ---------------    ------------   ---------------    ---------------    ---------------
Joshua N. Wolcott            1,400,000            25.69%          1,400,000       14.81%              21.54%             18.67%
1357 S. Josephine St.
Denver, CO  80210

Brent T. Madison             1,200,000            22.01%          1,200,000       12.70%              18.46%             16.00%
PO Box 95
Pra Singh Post Office
Chiang Mai, Thailand
50200

Karin Madison                  600,000            11.01%            600,000        6.35%               9.23%              8.00%
PO Box 95
Pra Singh Post Office
Chiang Mai, Thailand
50200


New World Order, Inc.          450,000             8.26%                  0*       0.00%               0.00%              0.00%
12549 McKenzie Ct.
Broomfield, CO 80020


All Officers and Directors
as a group (4 persons)       3,300,000            60.00%          3,300,000       34.74%              50.77%             44.00%



* New World Order is a selling shareholder and this table assumes it will sell all of its 450,000 shares.

                      SELLING SHAREHOLDERS
                      --------------------


The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of March 31, 2001. Unless otherwise indicated, none of the selling shareholders has or had a position, office or other material relationship with us within the past three years. None of the selling shareholders are broker-dealers or affiliates of broker-dealers.



                                                                    Ownership of Shares of
                      Ownership of Shares        Number of            Common Stock After
                       of Common Stock             Shares                 Offering(1)
Selling Shareholder   Prior to Offering        Offered Herby        Shares       Percentage
-------------------   -------------------      -------------        ------       ----------

New World Order          450,000     8.18           450,000            0             *
Jim Dodrill(2)           250,000     4.54           250,000            0             *
Camillia Edblem          100,000     1.81           100,000            0             *
Robert O. Kan            100,000     1.81           100,000            0             *
Rodney Ramsay             50,000        *            50,000            0             *
Nolen G. Brown            50,000        *            50,000            0             *
Monte J. Diede            50,000        *            50,000            0             *
Kim Arel                  50,000        *            50,000            0             *
Troy D. Lynette           50,000        *            50,000            0             *
Darren Woosley            50,000        *            50,000            0             *
Pamela Parris             25,000        *            25,000            0             *
Derek Bannister           50,000        *            50,000            0             *
Dennis Davis             100,000     1.81           100,000            0             *
Eric Majors              100,000     1.81           100,000            0             *
Sarah McDaniel            50,000        *            50,000            0             *
Peter Contreras           25,000        *            25,000            0             *
Nathan Enger              50,000        *            50,000            0             *
Steve Wemli               50,000        *            50,000            0             *
Robert Merkle             25,000        *            25,000            0             *
David A. Goller           25,000        *            25,000            0             *
George McDaniel           50,000        *            50,000            0             *
Rosiland McDaniel         50,000        *            50,000            0             *
David Lirete              25,000        *            25,000            0             *
Phillip W. Kilgore        75,000        *            75,000            0             *
Richard Estrada           25,000        *            25,000            0             *
Emesto Angel              50,000        *            50,000            0             *
Jesus Romero              50,000        *            50,000            0             *
Marcy Richfield           25,000        *            25,000            0             *
Steve Goller              50,000        *            50,000            0             *
Jeff Neal                 50,000        *            50,000            0             *
Gary Kilian               25,000        *            25,000            0             *
Ruben Garduno             25,000        *            25,000            0             *



1) Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each shareholder will own upon completion of this offering.

2) Mr. Dodrill is our attorney and received the shares as compensation for prior services rendered that were unrelated to this offering.

 CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS
 -----------------------------------------------------------------


We were founded by Joshua N. Wolcott, President and Interim CEO, and Brent T. Madison, Executive Vice President, and incorporated in the state of Colorado on July 20, 2000. The two founders agreed to invite Karin Madison to join us as our Vice President. Karin Madison is the wife of Brent T. Madison. While the officers do not believe such relationships will negatively affect our operations or the financial results of such operations, there can be no guarantee that such relationships will not have a material impact upon any of these items.


We have issued to Mr. Wolcott, Mr. Madison and Mrs. Madison,
1,400,000, 1,200,000 and 600,000 shares respectively of our common stock in exchange for services rendered to us. We have valued these shares at $0.02 per share, which is the same price per share we received in our private offering pursuant to Regulation D.


On February 12, 2001, we obtained a line of credit for $50,000.00 with Aspin, Incorporated, an investor group. We are not affiliated with Aspin in any manner and Aspin entered into the line of credit agreement with us as an independent entity. After reviewing our financial statements as audited by Cordovano and Harvey, P.C., Aspin extended a line of credit in the amount of $50,000.00 based upon the pledge of the common stock of Joshua Wolcott, CEO and Chairman, Brent Madison, Executive Vice President, and Karin Madison, Vice President. The total amount of common stock pledged by our three officers was 3,200,000 shares, which when valued at $0.02 per share is a pledge of $64,00.


Any amount(s) drawn down on the line of credit will bear interest at the rate of prime plus four percentage points. As of June 22, 2001, the prime rate was 7.00% which makes the interest rate on our line of credit 11.00%. The agreement went into effect on February 12, 2001 and the initial term of this line of credit is for six months ending August 11, 2001. The agreement may be renewable for three additional six month terms upon the sole discretion of Aspin, Incorporated. As of June 26, 2001, no funds had been drawn down on this line of credit and there is no compensating balance requirement.


On March 29, 2001, our CEO, Joshua Wolcott, contributed $2,500 in paid-in capital to the company, which will be utilized primarily to pay for our most recent audit conducted by Cordovano
& Harvey, P.C.

We have no other relationships or transactions outstanding.


                          LITIGATION
                          ----------

As of the date of this prospectus, we are not involved in any material litigation nor has any material litigation been threatened against us.

                      PLAN OF DISTRIBUTION
                      --------------------

Upon effectiveness of this registration statement, we will conduct the sale of the shares we are offering on a self-underwritten, best-efforts basis. This means that we do not have an underwriter and that we will sell the shares directly to investors. Participating on our behalf in the distribution are Joshua Wolcott, our Interim Chief Executive Officer and Brent Madison our Executive Vice President, who are exempt from registration as broker dealers under Rule 3a4-1 of the Securities Exchange Act. There can be no assurance that we will sell all or any of the shares offered. We have no arrangement or guarantee that we will sell any shares. All subscription checks shall be made to the order of International Travel CD's, Inc.

While we do not anticipate utilizing any registered securities broker-dealers in connection with any sales of the shares and have no arrangements to use any broker-dealers, we may, in our discretion, accept subscriptions for shares through broker-dealers that are members of the National Association of Securities Dealers, Inc. and are willing to, in connection with such sales, pay a commission of up to 10% of the price of each share sold. No officers or directors shall receive any commissions or compensation for their sale of the shares pursuant to the terms hereof.

The Selling Shareholders may sell or distribute their Common Stock from time to time themselves, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at a price of $0.05 per share. These sales by Selling Shareholders may occur contemporaneously with sales by us. The sale of the common stock offered by this prospectus may be effected in one or more of the following:

    *   Ordinary brokers' transactions;

    *   Transactions involving cross or block trades or otherwise

    * Purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    *   in privately negotiated transactions; or

    *   any combination of the foregoing.


In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Neither we nor any selling shareholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholders and any other required information.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.
Regulation M also prohibits any bids or purchases make in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

                     DESCRIPTION OF SECURITIES
                     -------------------------
Common Stock
------------

The authorized capital consists of 20,000,000 shares of common stock no par value. The holders of shares of common stock: (1) have equal ratable rights to dividends on funds legally available therefore, when, as and if declared by the our Board of Directors; (2) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (3) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (4) are entitled to one non-cumulative vote per share on all matters which stock holders may vote on at all meetings of stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors. Assuming we sell 4,000,000 shares, our present management will own approximately 34.74% and may be able to effectively control the outcome of such votes and our operations in general.


Voting Requirements
-------------------

The Articles of Incorporation require the approval of the holders of a majority of our voting securities for the election of directors and for certain fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to the Articles of Incorporation. There exists no provision in the Articles of Incorporation or Bylaws that would delay, defer or prevent a change in our control.


Shares Eligible for Future Sale
-------------------------------

As of the date of this prospectus, we had 5,500,000 shares of common stock outstanding. Of the 5,500,000 shares of common stock outstanding, 3,300,000 shares of common stock are beneficially held by our "affiliates". All shares of common stock registered pursuant to this Registration Statement will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by our "affiliates" as defined for purposes of the Securities Act.

Under certain circumstances, restricted shares may be sold without registration, pursuant to the provisions of rule 144. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by rule
144. In addition, rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

Recent Sales Of Unregistered Securities
---------------------------------------

We sold securities in reliance on Regulation D, Rule 506 closing the offering in November 2000. The offering was for 1,500,000 shares of our common stock at a price of $0.02 per share.

                       STOCK OPTION PLAN
                       -----------------

Our Board of Directors has not yet voted to administer a stock option plan. If the Board of Directors were to approve and administer such a plan, it would result in substantial dilution in any shares of common stock purchased in this offering and still held at the time of implementation of the plan.


                         LEGAL MATTERS
                         -------------

Legal matters in connection with this offering will be passed upon for us by The Law Office of James G. Dodrill II, P.A., 3360 NW 53rd Circle, Boca Raton, Florida 33496. We have issued to the firm's principal owner 250,000 shares of our common stock as a payment for previous services.


                            EXPERTS
                            -------

Our audited financial statements as of March 31, 2001 appearing in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Cordovano & Harvey, P.C., independent public accountants. Their report, which appears elsewhere herein, insofar as we are concerned, includes an explanatory paragraph as to our ability to continue as a going concern. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
              ON ACCOUNTING FINANCIAL DISCLOSURE
         ---------------------------------------------

We have had no changes in or disagreements with our accountants from inception to the present time.


                     FURTHER INFORMATION
                     -------------------

We have filed with the Washington, DC office of the Securities & Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities we are offering. For further information with respect to us and the securities offered, reference is made to the registration statement and to the financial statements filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance, reference is made to the copy of such contractor document that has been filed as an exhibit to the registration statement. Each statement is qualified in all respects by such reference. The registration statement, including exhibits thereto, may be inspected without charge at the SEC's principal offices at 450 Fifth Street, N.W. Washington, DC 20459. Copies of the registration statement or any part thereof may be obtained from the SEC's principal office in Washington, DC upon payment of the fees prescribed by the Commission.

                       INTERNATIONAL TRAVEL CD'S, INC.

                            Financial Statements

                               March 31, 2001

                 (With Independent Auditors' Report Thereon)

                       INTERNATIONAL TRAVEL CD'S, INC.
                        (A Development Stage Company)

                        Index to Financial Statements

                                                                       Page
                                                                       ----

Independent Auditors' Report........................................   F-1

Balance Sheet, March 31, 2001.......................................   F-2

Statement of Operations, for the period from July 20, 2000
   (inception) through March 31, 2001...............................   F-3

Statement of Changes in Shareholders' Equity, for the period
   from July 20, 2000 (inception) through March 31, 2001............   F-4

Statement of Cash Flows, for the period from July 20, 2000
   (inception) through March 31, 2001...............................   F-5

Notes to Financial Statements.......................................   F-6

                     Independent Auditors' Report


The Board of Directors
International Travel CD's, Inc.:


We have audited the accompanying balance sheet of International Travel CD's, Inc. (a development stage company) as of March 31, 2001, and the related statements of operations, stockholders' equity, and cash flows for the period from July 20, 2000 (inception) to March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Travel CD's, Inc., as of March 31, 2001, and the results of its operations and its cash flows for the period from July 20, 2000
(inception) to March 31, 2001 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue on a going concern basis. As discussed in Note 1 to the financial statements, the Company's significant operating losses, and other reasons, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Cordovano and Harvey, P.C.

Cordovano and Harvey, P.C.
Denver, Colorado
April 16, 2001

                       INTERNATIONAL TRAVEL CD'S, INC.
                        (A Development Stage Company)

                                BALANCE SHEET
                                March 31, 2001

ASSETS

Current assets:
  Cash............................................................ $    3,545
                                                                   ----------
       Total current assets                                             3,545

Equipment.........................................................      3,220
Less: accumulated depreciation....................................       (349)
                                                                   ----------
       Net equipment                                                    2,871
                                                                   ----------
       Total Assets                                                $    6,416
                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accrued liabilities............................................  $    1,500
                                                                   ----------
       Total current liabilities                                        1,500
                                                                   ----------
Shareholders' equity (Notes 2 and 3):
  Preferred stock, no par value; 5,000,000
    shares authorized; -0- shares issued and
    outstanding..................................................           -
  Common stock, no par value; 20,000,000
    shares authorized; 5,500,000 shares
    issued and outstanding.......................................     105,500
  Additional paid-in capital.....................................       2,500
  Deficit accumulated during development stage...................    (103,084)
                                                                   ----------
       Total shareholders' equity                                       4,916
                                                                   ----------
       Total liabilities and shareholders' equity                  $    6,416
                                                                   ==========



                 See accompanying notes to financial statements

                       INTERNATIONAL TRAVEL CD'S, INC.
                        (A Development Stage Company)

                           STATEMENT OF OPERATIONS
               July 20, 2000 (inception) Through March 31, 2001


Costs and expenses:
  Stock-based compensation (Notes 2&3):
    Personnel................................................... $     66,000
    Legal fees..................................................        5,000
    Consulting..................................................        9,000
  Sales and marketing...........................................        6,000
  Travel and entertainment......................................        3,918
  Rent..........................................................        1,500
  Depreciation..................................................          242
  General and administrative....................................       11,424
                                                                 ------------
  Loss before income taxes                                           (103,084)

Income taxes (Note 4)..........................................             -
                                                                 ------------
       Net loss                                                  $   (103,084)
                                                                 ============

Basic loss per common share....................................  $      (0.02)
                                                                 ============
Basic number of weighted average common
  shares outstanding...........................................     4,400,000
                                                                 ============



                 See accompanying notes to financial statements

                       INTERNATIONAL TRAVEL CD'S, INC.
                        (A Development Stage Company)

               STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
             July 20, 2000 (inception) through March 31, 2001

                                                                                                            Deficit
                                                                                                          Accumulated
                                                                                             Additional     During
                                                   Preferred Stock        Common Stock        Paid-in     Development
                                                  Shares     Amount    Shares      Amount     Capital       Stage          Total
                                                  ------     ------   ---------   --------  -----------   -----------   ----------

Balance, July 20, 2000 (inception)...............      -     $    -           -   $      -  $         -   $         -   $        -

July 2000, common stock issued to founders
  for services rendered, valued  at $.02
  per share (Note 2)............................       -          -   3,300,000     66,000            -             -       66,000

July 2000, common stock issued for legal
  services, valued at $.02 per share (Note 3)...       -          -     250,000      5,000            -             -        5,000

July 2000, common stock issued for consulting
  services, valued at $.02 per share (Note 3)...       -          -     450,000      9,000            -             -        9,000

August 22, 2000 through November 8, 2000,
  sale of common stock, for $.02 per share,
  pursuant to private offering, net of
  offering costs of $4,500 (Note 2)............        -          -   1,500,000     25,500            -             -       25,500

March 2001, capital contributed by officer
  (Note 2).....................................        -          -           -          -        2,500             -        2,500

Net loss.......................................        -          -           -          -            -      (103,084)    (103,084)
                                                  ------     ------   ---------   --------  -----------   -----------   ----------
Balance, March 31, 2001........................        -     $    -   5,500,000   $105,500  $     2,500   $  (103,084)  $    4,916
                                                  ======     ======   =========   ========  ===========   ===========   ==========


                 See accompanying notes to financial statements

                       INTERNATIONAL TRAVEL CD'S, INC.
                        (A Development Stage Company)

                           STATEMENT OF CASH FLOWS
              July 20, 2000 (inception) Through March 31, 2001

Cash flows from operating activities:
  Net loss....................................................... $ (103,084)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
       Depreciation..............................................        349
       Stock-based compensation (Notes 2&3)......................     80,000
  Changes in operating liabilities:
    Accrued liabilities..........................................      1,500
                                                                  ----------
         Net cash used in operating activities                       (21,235)
                                                                  ----------
Cash flows from investing activities:
  Cash payments for equipment...................................      (3,220)
                                                                  ----------
         Net cash used in investing activities                        (3,220)
                                                                  ----------
Cash flows from financing activities:
  Capital contribution by officer...............................       2,500
  Proceeds from issuance of common stock,
    net of offering costs (Note 2)..............................      25,500
                                                                  ----------
         Net cash provided by financing activities                    28,000
                                                                  ----------
         Net change in cash                                            3,545

Cash, beginning of period......................................            -
                                                                  ----------
Cash, end of period............................................   $    3,545
                                                                  ==========
Supplemental cash flow information:
  Cash paid for interest......................................    $        -
                                                                  ==========
  Cash paid for income taxes..................................    $        -
                                                                  ==========



                 See accompanying notes to financial statements

                  INTERNATIONAL TRAVEL CD'S, INC.
                   (A Development Stage Company)
                   Notes to Financial Statements

(1)     Summary of Significant Accounting Policies

(a)	Organization and Basis of Presentation

International Travel CD's, Inc. (the "Company") was incorporated in Colorado on July 20, 2000. The goal of the Company is to address the specific needs of hotels and travel agencies by providing CD ROMs that feature a collection of digital brochures of the top hotels in the Asia Pacific Region to be distributed to major travel agencies.

The Company has suffered significant operating losses since inception and inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses and under-capitalization. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company's future success will be dependent upon its ability to create and provide effective digital brochures, its ability to market its products, its ability to finance its development, and its ability to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

The Company plans to offer 4,000,000 shares of its common stock to the public at $.05 per share. In connection with this offering, the Company plans to file a Registration Statement with the Securities and Exchange Commission on Form SB-2.


Management believes that sufficient financial resources will be available to the Company in order to meet its obligations for the twelve-month period following March 31, 2001.


(b)     Development Stage Company

The Company is in the development stage in accordance with Statements of Financial Accounting Standards (SFAS) No. 7
"Accounting and Reporting by Development Stage Enterprises".

(c)	Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)     Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents.

                  INTERNATIONAL TRAVEL CD'S, INC.
                   (A Development Stage Company)
                   Notes to Financial Statements


(e)	Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

(f)	Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g)     Sales and Marketing Costs

The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing expense in the accompanying financial statements. Sales and marketing expense totaled approximately $6,000 for the period from July 20, 2000 (inception) to March 31, 2001.

(h)	Stock-based Compensation

The Company accounts for stock-based compensation arrangements in accordance with Statement of financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25. For stock issued to officers, the fair value approximates the intrinsic value. Therefore, no pro forma disclosures are presented.

(i)     Loss per Common Share

The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") which requires the disclosure of basic and diluted earnings per share. Basic earnings per share are calculated using income available to common shareowners divided by the weighted average of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options or warrants, had been issued. The Company has a simple capital structure and no outstanding options at March 31, 2001. Therefore, dilutive earnings per share are not applicable and accordingly have not been presented.

                  INTERNATIONAL TRAVEL CD'S, INC.
                   (A Development Stage Company)
                   Notes to Financial Statements


(j)	Foreign currency translations

All of the Company's transactions were conducted in United States dollars for the period from July 20, 2000 (inception) through March 31, 2001. Accordingly, no gains or losses on foreign currency translation adjustments are included in the accompanying financial statements.

(k)	Fiscal Year-End

The Company's fiscal year-end is June 30.


(2)	Related Party Transactions

On July 21, 2000, the Company issued 3,300,000 shares of its no par value common stock to certain officers and directors of the Company in exchange for services related to the organizing the Company. The value of these services was recorded at $66,000, based on the fair value of the Company's common stock, as determined by the Board of Directors, after considering contemporaneous sales and other analysis.

During the period from July 20, 2000 (inception) through March
31, 2001, an officer contributed $2,500 to the Company for working capital. The $2,500 is included in the accompanying financial statements as additional paid-in capital.


(3)	Shareholders' Equity

a)	Sales and Issuances of Common stock

The following transactions were valued at the fair value of the Company's common stock, as determined by the Board of Directors, based on contemporaneous sales and other analysis:

   * During July 2000, the Company issued 250,000 shares of its no par value common stock in exchange for legal services.
      The Company recorded $5,000 in expense.

   * In addition, during July 2000, the Company issued 450,000 shares of its no par value common stock in exchange for consulting services. The Company recorded $9,000 in expense.

During the period from August 22, 2000 to November 8, 2000, the Company sold 1,500,000 shares of its no par value common stock for $.02 per share in a private offering pursuant to an exemption from registration under Rule 506 (a) of Regulation D of the Securities Act of 1933, as amended. Net proceeds from the offering totaled $25,500, after deducting offering expenses of $4,500.

                  INTERNATIONAL TRAVEL CD'S, INC.
                   (A Development Stage Company)
                   Notes to Financial Statements

b)	Preferred Stock

The Company is authorized to issue 5,000,000 shares of no par value preferred stock. The board will determine the preferences at a later date.

(4)	Income Taxes

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the period from July 20, 2000
(inception) through March 31, 2001:


U.S. statutory federal rate, graduated....................  23.86%
State income tax rate, net of federal.....................   3.53%
Net operating loss (NOL) for which
    no tax benefit is currently available................. -27.39%
                                                          --------
                                                             0.00%
                                                          ========

The benefit for income taxes from operations consisted of the following components at March 31, 2001: current tax benefit of $28,226 resulting from a net loss before income taxes, and deferred tax expense of $28,226 resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses. The valuation allowance will be evaluated at each balance sheet date, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in
Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.


(5)	Bank Line-of-Credit

On February 12, 2001, the Company entered into a line of credit agreement with a financial institution. The line of credit is for $50,000, and if used bears interest at prime rate plus four percentage points. The credit agreement expires in six months and is renewable for an additional six-month period at expiration. At March 31, 2001 the interest rate was 12 percent and $50,000 was unused on the line.

                         SIGNATURES
                         ----------

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned.


                                      INTERNATIONAL TRAVEL CD'S, INC.


                                      /s/Joshua N. Wolcott
                                      --------------------------------
                                      Joshua N. Wolcott, President and
                                      Chief Executive Officer

                             PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Bylaws and the Colorado Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Pursuant to our Bylaws, officers and directors of the Company are indemnified, to the fullest extent available under Colorado law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We estimate that expenses in connection with this Registration Statement will be as follows:

SEC registration fee             $    83.08
Legal fees and expenses          $10,000.00
Accounting fees and expenses     $ 4,040.00
Miscellaneous                    $ 5,876.92
                                 ----------
Total                            $20,000.00
                                 ==========



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


      Name            Number of Shares      Price           Date
-------------------   ----------------    ----------      --------
Joshua Wolcott         1,400,000             (1)
Brent Madison          1,200,000             (1)
Karin Madison            600,000             (1)
New World Order          450,000             (1)
Joe Cummings             100,000             (1)
Jim Dodrill              250,000             (2)
Camilla Edblem            100000          $2,000.00       8/24/00
Robert O. Kan             100000          $2,000.00       8/25/00
Rodney Ramsay              50000          $1,000.00       8/24/00
Nolen G. Brown             50000          $1,000.00       9/25/00
Monte J. Diede             50000          $1,000.00       11/8/00
Kim Arel                   50000          $1,000.00       8/24/00
Troy D Lynette             50000          $1,000.00       8/23/00
Darren Woosley             50000          $1,000.00       9/25/00
Pamela Parris              25000          $  500.00       8/23/00
Derek Bannister            50000          $1,000.00       8/23/00
Dennis Davis              100000          $2,000.00       8/22/00
Eric Majors               100000          $2,000.00       8/25/00
Sarah McDaniel***          50000          $1,000.00       8/22/00
Peter Contreras            25000          $  500.00       8/22/00
Nathen Enger               50000          $1,000.00       8/23/00
Steve Wernli               50000          $1,000.00       8/23/00
Robert Merkle              25000          $  500.00      10/22/00
David A. Goller            25000          $  500.00      10/23/00
George McDaniel            50000          $1,000.00      10/23/00



Contd...

      Name            Number of Shares      Price           Date
-------------------   ----------------    ----------      --------

Rosiland McDaniel          50000          $1,000.00      10/23/00
David Lirette              25000          $  500.00      10/23/00
Phillip W. Kilgore         75000          $1,500.00      10/23/00
Richard Estrada            25000          $  500.00      10/22/00
Ernesto Angel              50000          $1,000.00      10/23/00
Jesus Romero               50000          $1,000.00      10/22/00
Marcy Richfield            25000          $  500.00      10/23/00
Steve Goller               50000          $1,000.00      11/6/00
Jeff Neal                  50000          $1,000.00      11/6/00
Gary Killian               25000          $  500.00      11/6/00
Ruben Garduno              25000          $  500.00      11/6/00


(1) Issued in connection with services rendered to us pursant to Section 4(2).

(2) Mr. Dodrill is the principal of the law firm we use as our attorneys. These shares were issued to him pursuant to
    Section 4(2) for prior services rendered.



All other shares were sold pursuant to Regulation D, Rule 506. All investors were given access to corporate books and records as well as the ability to ask questions of our management. Additionally, all investors were provided with a private placement memorandum prepared in accordance with Regulation D.


                       ITEM 27. EXHIBITS

(3.1)     Articles of Incorporation of International Travel CDs**
(3.2)     Bylaws of International Travel CDs**
(4.1)     Specimen Stock Certificate**
(5.1) Opinion of Law Office of James G. Dodrill II, PA as to legality of securities being registered**
(10.1)    Agreement for Line of Credit from Aspin, Incorporated.**
(10.2)    Guarantee of Line of Credit**
(23.1)    Consent of Cordovano and Harvey, PC.
(23.3) Consent of Law Office of James G. Dodrill II, PA included in Exhibit 5 hereto.*

*  Included in Exhibit 5.1
** Filed as an exhibit to the Company's Registration Statement on Form
   SB-2 (File No.: 333-54292) and incorporated herein by reference.


                  ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

We hereby undertake to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
        i. Include any prospectus required by Section 10(a)(3) of the Securities Act;
       ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
      iii. Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                            Signatures


In accordance with the requirements of the Securities Act of 193, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver state of Colorado, on July 24, 2001.


                               INTERNATIONAL TRAVEL CD'S, INC.

                               By:_____/s/ Joshua Wolcott____________
                                  Joshua Wolcott
                                  President, Chief Executive Officer,
                                  Chief Financial Officer, Principal
                                  Accounting Officer and Chairman of
                                  the Board of Directors


    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 24, 2001.



By:	/s/ Joshua Wolcott		President, CEO and Chairman of the
   -----------------------------        Board of Directors
   Joshua Wolcott                       Directors

By:     /s/ Joshua Wolcott              Chief Financial Officer and
   -----------------------------        Principal Accounting Officer
   Joshua Wolcott

By:	/s/ Karin Madison		Executive Vice President
   -----------------------------
   Karin Madison

By:	/s/ Brent Madison		Executive Vice President and Director
   -----------------------------
   Brent Madison

By:	/s/ Joe Cummings		Director
   -----------------------------
   Joe Cummings